File Pursuant to Rule 424(b)(3)
File No.: 333-1226172

Man-AHL 130, LLC
Units of Limited Liability Company Interest

________________________________________________

Prospectus Supplement dated June 30, 2009

to

Prospectus and Disclosure Document

dated August 11, 2008
________________________________________________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-K

☑  Annual Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
For the Fiscal Year Ended:  March 31, 2009
or
☐  Transition Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Commission File Number: 333-126172

Man-AHL 130, LLC
(Exact name of registrant as specified in its charter)

Delaware	84-1676365
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

c/o MAN INVESTMENTS (USA) CORP.
123 North Wacker Drive, 28th Floor
          Chicago, Illinois  60606
(Address of principal executive offices)

Registrant’s telephone number, including area code:   (312) 881-6800

Securities registered pursuant to Section 12(b) of the Act:   None

Securities registered pursuant to Section 12(g) of the Act: Class A and Class B Units of Limited Liability Company Interest
(Title of Class)

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.    Yes [  ]   No [X ]

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.    Yes [  ]   No [X ]

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.   Yes [X]   No [  ]

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). Yes [  ]   No [  ]

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K (§229.405 of this chapter) is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.   [X]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company”  in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer [  ]                                                                           Accelerated Filer [  ]
Non-accelerated filer [  ]                                                                             Smaller reporting company [X]

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act).   Yes [   ]   No [ X ]

State the aggregate market value of the voting and non-voting common equity held by non-affiliates computed by reference to the price at which the common equity was last sold, or the average bid and asked price of such common equity, as of the last business day of the registrant’s most recently completed second fiscal quarter.

Not applicable.

Documents Incorporated by Reference

The report of Deloitte & Touche and the financial statements of the Registrant for the year ended March 31, 2009, which constitutes the Registrant’s annual report to its Unitholders are included herewith as exhibit 13.01 and are incorporated by reference into Item 8 of this Annual Report on Form 10-K.

PART I

Item 1.   Business

(a)   General development of business

Man-AHL 130, LLC (“Man-AHL 130”) is a Delaware limited liability company organized April 14, 2005, pursuant to a Certificate of Formation filed with the Secretary of State of the State of Delaware under the Delaware Limited Liability Company Act, to engage in speculative trading in the futures, options and forward markets under the direction of Man-AHL (USA) Limited, a registered commodity trading advisor (“AHL”), and to invest a limited amount of its capital in Man-Glenwood Lexington, LLC and Man-Glenwood Lexington TEI, LLC (collectively, the “Man-Glenwood Funds”), registered investment companies managed by Glenwood Capital Investments, L.L.C., which, in turn, invest, indirectly, in a portfolio of private investment funds.  On June 28, 2005, Man-AHL 130 filed a registration statement under the Securities Act of 1933 with the Securities and Exchange Commission (“SEC”), which registration statement was subsequently amended.  The registration statement became effective February 1, 2007 and registered 1,000,000 units of limited liability company interest, divided equally between two classes (the “Units”).  Class A Units sold at an initial offering price of $100 per Unit during the initial offering period ended March 30, 2007.  The initial offering price of Class B Units at the end of the initial Class B offering period ending March 31, 2008 was arbitrarily set at the Net Asset Value of the Class A Units as of March 31, 2008.  A total of $17,140,816 of Class A Units and $13,917,548 of Class B Units have been sold to the public as of March 31, 2009.  The Net Asset Value of a Class A Series 1 Unit originally sold for $112.32 as of July 1, 2007 and a Class A Series 2 Unit originally sold for $100 as of March 30, 2007 were $131.50 and $134.39, respectively, as of March 31, 2009.  The Net Asset Value of a Class B Series 1 Unit originally sold for $131.84 as of April 1, 2008 and a Class B Series 2 Unit originally sold for $133.07 as of April 1, 2008 were $131.94 and $134.84, respectively, as of March 31, 2009.  Class A and Class B Units are offered at the beginning of each month based on their Net Asset Value, as of the end of the previous month.  Class A Units are offered only to taxable investors, while the Class B Units are offered only to tax-exempt investors.  Within each Class, Units are issued in two separate Series.  Class A Series 1 and Class B Series 1 Units are subject to a 1.25% annual Client Servicing Fee, whereas Class A Series 2 and Class B Series 2 Units are not subject to a Client Servicing Fee.  However, the two Classes and their respective Series are designed to have virtually identical trading and investment portfolios.  Man-AHL 130 began trading on April 2, 2007.  The Units are offered through a number of registered broker-dealer selling agents, including Man Investments Inc., on a best efforts basis.  The amount of capital raised for Man-AHL 130 does not have a significant impact on its operations, as Man-AHL 130 has no significant capital expenditure or working capital requirements other than to pay trading losses, brokerage fees and charges.

Man Investments (USA) Corp. (the “Managing Member”), a Delaware corporation, is the managing member of Man-AHL 130.  The Managing Member invested $10,000 in Man-AHL 130 as a “seed capital” investment in conjunction with the formation of Man-AHL 130 and subsequently purchased Class A Series 2 Units as an initial contribution in an amount equal to $15 million as of March 30, 2007.  The Managing Member, AHL, Glenwood Capital Investments, L.L.C. (“Glenwood”, to be renamed Man Investments (USA) LLC effective July 1, 2009) and Man Investments Inc. (“Man Investments”) are affiliates of Man Group plc, a public company listed on the London Stock Exchange (collectively, the “Man Group”).

(b)   Financial information about industry segments

Man-AHL 130’s business constitutes only one segment, i.e., a speculative commodity pool.  Man-AHL 130 does not engage in sales of goods and services.  Financial information regarding Man-AHL 130’s business is set forth in Item 6 “Selected Financial Data” and in Man-AHL 130’s Financial Statements incorporated into Item 8 hereof and attached as Exhibit 13.01 hereto.

(c)   Narrative description of business

Man-AHL 130 is a speculative and leveraged managed futures fund which trades pursuant to the AHL Diversified Program (the “AHL Diversified Program”), with the objective of seeking medium- to long-term capital appreciation.  The AHL Diversified Program is a global managed futures program directed on behalf of Man-AHL 130 by AHL, its affiliate (and an affiliate of the Managing Member) Man Investments Limited (“MIL”), a company organized under the laws of the United Kingdom.  Prior to April 21, 2008, Man-AHL 130 conducted its foreign currency forward trading through MF Global UK Limited and subsequent to April 21, 2008, engaged MIL to implement the foreign currency forwards trading component of the AHL Diversified Program at no additional cost to Man-AHL 130.  The personnel of MIL responsible for implementing the foreign currency forwards trading component of the AHL Diversified Program on behalf of Man-AHL 130 are the same as those of AHL who implement the AHL Diversified Program.  AHL and MIL are collectively referred to as AHL in this Annual Report on Form 10-K.

Although managed futures funds typically hold all of their capital in reserve to cover trading losses and margin their open futures and forward positions,  Man-AHL 130 maintains approximately 70% of its capital in cash and cash equivalents and invests the remainder of its capital — approximately 30% — in the Man-Glenwood Funds, multi-strategy, multi-manager funds of funds which emphasize efficient allocation of investor capital among hedge funds and other pooled investment vehicles with a range of investment strategies, managed by independent investment managers (“Sub-Funds”).  The 30% investment in the Man-Glenwood Funds is made by investing approximately 30% of Class A capital in Man-Glenwood Lexington, LLC and 30% of Class B capital in Class A units of Man-Glenwood Lexington TEI, LLC.  The Man-Glenwood Funds, in turn, allocate their capital, through an investment in Man-Glenwood Lexington Associates Portfolio, LLC, a registered investment company serving as a master investment vehicle (the “Portfolio Company”), to a portfolio of private investment funds.

The AHL Diversified Program is a global managed futures trading program that is systematic (i.e., the AHL traders’ market judgment has little to do with AHL’s trading), primarily technical (i.e., focusing on market prices rather than attempting to analyze fundamental economic data as a means of predicting prices) and primarily trend-following (i.e., attempting to identify price trends and taking positions in direct response to such trends).  While AHL’s trading systems themselves are continuously being developed and/or adapted, the AHL trading approach leaves little room for discretionary decision-making by the AHL traders — perhaps the most important subjective judgment they make is whether to execute trades as a single order or as a series of different trades.

The AHL Diversified Program is quantitative and primarily directional (i.e., it employs statistical models of market behavior in seeking to identify and take advantage of upward and downward price trends in the commodities markets).  Trading takes place 24 hours per day and real-time price information is used to respond to price moves across a diverse range of approximately 34 exchanges in 100 different global markets encompassing stock indices, bonds, currencies, short-term interest rates, metals, energies and soft commodities.  The AHL Diversified Program may invest in a diversified portfolio of futures, options and forward contracts, swaps and other financial derivative instruments both on and off exchange.

In addition to sector and market diversification, the AHL Diversified Program seeks to achieve diversification by combining various systems driven by computerized processes or trading algorithms, which sample prices in real-time and measure price momentum and breakouts spread over the approximately 100 markets traded.  The trading algorithms seek to initiate positions in trending markets and close out positions when a high probability exists of a different trend developing, although the AHL Diversified Program may include algorithmic systems based on certain forms of quantitative fundamental data such as interest-rate data.  For diversification, the AHL Diversified Program deploys investment capital across the full range of sectors and markets.  Factors determining asset allocation weightings to different sectors and markets are market and sector correlations, expected returns, market access costs and market liquidity.

Market volatility is one widely accepted indication of risk.  The AHL systems are designed to reduce the exposure of an account, such as Man-AHL 130, to a market as its volatility — and, accordingly, risk — increases.  The AHL Diversified Program systems, as applied, are intended to target defined volatility levels rather than returns, assisted by computer-supported analytical instruments and real-time risk control and management information systems.

The AHL Diversified Program uses margin and considerable leverage to reach model allocations.  Although there is no limit to the amount of leverage the AHL Diversified Program may employ, it will typically hold futures positions with a face amount equal to approximately 300% to 800% of Man-AHL 130’s Net Asset Value and typically employs 12% to 18% of an account’s notional value (i.e., trading level) to margin such positions.

The central investment philosophy is that markets are characterized by real and often fairly persistent pricing irregularities that are neither the result of random behavior nor the outcome of perfectly informed or rational decisions by market participants.  Powerful computerized processes or trading algorithms are used to sample prices in real-time, seeking to identify and exploit the existence of price trends.  The core trend-following strategies include trading approaches which are intended to close out positions once a trend is completed and there is a high probability of a different trend developing.

These strategies combine multiple signal generators based on various time frames, ranging from two to three days to several months.  AHL operates a number of different trend-following models.  These vary in terms of the data they include in attempting to identify price trends (e.g., six-week moving average prices, daily clearing prices for the last six months, intra-day highs and lows) as well as in the criteria which they apply in identifying whether a price trend has been determined.

In most of the instruments in which Man-AHL 130 trades, AHL applies more than one of its price trend-following identification models.  The number of different models applied to a particular market may depend upon how liquid the market is.  In instruments such as US Treasury bond futures, AHL can apply multiple models and allocate evenly between high turnover, short-term trend models and longer-term trend models.  In certain markets, on the other hand, the liquidity (and hence the availability of positions) is significantly more limited so that AHL is more likely to follow longer-term trend models.  Markets with higher liquidity and lower access costs can support higher trading frequencies and may receive greater allocation weightings in the portfolio.  The core trend-following component is complemented by proprietary strategies that seek to capture profits from the relative pricing of related positions rather than absolute price movements.

All the strategies and systems of the AHL Diversified Program are designed to target defined volatility levels rather than returns, and the investment process is underpinned by computer-supported analytical instruments and disciplined real-time risk and management information systems.  A proprietary risk measurement method similar to the industry standard “value-at-risk” helps ensure that the rule-based decisions that drive the investment process remain within predefined risk parameters.  Margin-to-equity ratios are monitored daily, and the level of exposure in each market is quantifiable at any time and is adjusted in accordance with market volatility.  Market correlation is closely monitored to prevent over-concentration of risk and ensure optimal portfolio weightings.  Market liquidity is examined with the objective of ensuring that Man-AHL 130 will be able to initiate and close out trades as indicated by AHL’s systems at market prices, while brokerage selection and trade execution are continually monitored with the objective of ensuring quality market access.

Refinements to the AHL Diversified Program since its development include the introduction of market volatility controls, an increase in the number and diversity of markets, the introduction of 24-hour trading and systems differentiation to include strategies that complement the main trend-following trading algorithms.

AHL may continue to increase the number and diversity of markets and instruments traded directly or indirectly by the AHL Diversified Program.

The Managing Member invests approximately 30% of Man-AHL 130’s capital in the Man-Glenwood Funds, each a registered investment company, multi-strategy, multi-manager fund of funds which emphasizes efficient allocation of investor capital among hedge funds and other pooled investment vehicles with a range of investment strategies, managed by independent investment managers.  Historically, the AHL Diversified Program has required only approximately 10% to 20% of an account’s capital to margin the full positions which the AHL Diversified Program acquires for an account with 100% of such capital.  These low margin requirements  (typical of many managed futures programs) make possible Man-AHL 130’s investment of 30% of its capital in the Man-Glenwood Funds.  The capital represented by such investment would otherwise be held in reserve cash and cash equivalents in order to cover losses in the AHL Diversified Program.  The following are general descriptions of certain principal investment strategies represented in the Man-Glenwood Funds’ investment portfolio.

Equity Hedge.  Equity hedge is characterized by managers investing in U.S. and international equity markets with a strong commitment to running portfolios on a highly hedged basis. Portfolios may be run either on a purely balanced exposure or within tight bands of net exposure to the equity markets traded.  In addition, some portion of equity hedge managers may run short only or short biased exposures.  Returns can be driven by fundamental or quantitative security selection, both within or across sectors, but without a significant beta exposure in the portfolio. As a result, with the exception of short only or short biased exposures, net long or short market exposure generally is not a driver of returns.

The managers that are selected in this sector must be highly skilled with respect to security selection, but also possess strong portfolio management skills in order to reduce or mitigate the impact of sector, style or other systematic factors on returns. These managers typically use low to moderate leverage in terms of gross exposure, and tend to focus on highly liquid markets.

Risk in this sector is often characterized by periods of underperformance in highly directional and momentum-driven markets. These managers tend to experience sustained periods of underperformance when there is little price differentiation on either the short or the long side of the market and when market activity tends to be dominated by beta or momentum within the market itself.

Event-Driven.  The event driven style includes managers capitalizing on opportunities in significant corporate events. Sometimes referred to as corporate lifecycle investing, these events can include a wide variety of corporate activities that are typically (though not always) centered on changes in the balance sheet, capital structure or ownership of a company. The common theme of this strategy is that the event changes the actual or perceived value of a company’s securities, creating opportunity for astute and specialized investors. Examples of such events would be:  (i) mergers and acquisitions; (ii) spinoffs and/or divestitures of divisions or subsidiaries; and (iii) recapitalization or changes in balance sheet structure through actions such as: (a) increasing leverage through increased dividends, share buybacks or increased borrowings; (b) decreasing leverage through equity issuance or debt paydown; (c) entry into bankruptcy; (d) exit from bankruptcy: and (e) others.

The style consists of two strategies: special situations and multi-strategy event.

The special situations strategy includes two main groups of managers. The first is passive event generalist managers, who will capitalize on opportunities in mergers, acquisitions, spinoffs, divestitures, recapitalizations and, in some cases, the (debt or equity) securities of bankrupt, near bankrupt, or post-bankruptcy companies. The second is activist managers, who try to influence the value of their investments by taking large stakes in companies and attempting to persuade managements, boards of directors and shareholders to implement specific actions. In many cases, the actions that activist managers advocate are the same corporate events that attract other event-driven managers to the situation. In addition, some activist managers may advocate operational, rather than corporate finance, changes as a means of realizing value.

The approaches activist managers use range from quiet cooperation to direct confrontation, and the degree of control activist managers seek ranges from simply convincing companies to complete a one-time event, to gaining effective control of the company through board seats. Specific tactics range from quietly and cooperatively making suggestions to management and/or boards of directions to publicly advocating changes to proxy fights to gain board seats or force other changes.

The choice of whether to be passive or active often depends on the specific situation. While managers will choose to emphasize activism to a greater or lesser degree, managers using passive and active strategies are not mutually exclusive. Many event generalists will become active in certain situations, and many activists will make investments where they do not intend to take an active role.

Multi-strategy event consists of managers who, in addition to special situations trading also engage in trading in distressed securities. They will tend to adjust the mix of these strategies as underlying market conditions warrant.

Distressed and Credit.  Managers in this style will take directional positions in corporate debt securities. The strategies within this style are distressed debt and credit long/short. Both of these strategies will tend to invest in corporate debt securities based on fundamental credit analysis of the underlying companies.

In distressed debt, although managers tend to be long-biased over the cycle, they will take both long and short positions in the securities of companies who are in bankruptcy, have the near-term potential to enter bankruptcy, or have recently emerged from bankruptcy. The potential for excess returns in the strategy derives from structural impediments to many institutions holding distressed securities and from the difficulty of evaluating securities and claims that are subject to bankruptcy proceedings.

In credit long/short, managers will typically take directional long and short positions in corporate debt securities. Although they will tend to have some directional bias at any point in time, managers in this strategy will tend to be neutral about the overall direction of the credit markets over the course of the cycle. In addition, managers will also take some relative value positions between different credits and within the capital structure of the same credit. Excess returns in this strategy come from structural inefficiencies due to the dominance of these markets by ratings and regulator-driven investors as well as the ability to construct attractive risk-return positions by virtue of the option-like characteristics of long and short credit positions.

Relative Value.  Relative value is characterized by the ability to exploit mispricings within different securities of either the same issuer or of issuers with similar fundamental characteristics. This strategy can often involve exploiting the optionality in the market for select securities, particularly for convertible bonds.

Returns are generated by being long or short the spreads of related securities and the impact of the tightening or widening of these spreads. While the strategies within the relative value style tend to be classified as arbitrage strategies, they are not necessarily market neutral, nor are they necessarily perfect or realizable arbitrage. Managers often rely on a moderate to higher level of leverage in order to profit from small pricing discrepancies.

The risks associated with relative value include liquidity risk of the leverage used in the portfolio and the fundamental illiquidity that can underlie specific markets in which the manager is invested. Managers are generally invested in equities, debt and derivative securities. These securities may be listed or over-the-counter.

Variable Equity.  Variable equity is characterized by managers who invest in U.S. and international equity markets in a traditional, trading oriented style. Managers generally take on larger net exposures than their equity hedge counterparts. In fact, these portfolios are often characterized by shifts in gross and net exposures over time as market conditions change, and certain managers may position their portfolios as either purely net-long or net-short.

Variable equity returns are primarily driven by the managers’ individual stock selection skills and their abilities to identify shifts in market direction. Variable equity managers generally use little leverage.

Risks generally arise from the managers’ stock picking decisions, specifically investments in individual securities that may move against them. These managers also can be vulnerable to unexpected and rapid directional shifts in the markets.

Commodity and Macro.  Commodity and macro managers typically attempt to profit from directional trading across the spectrum of asset classes. In general, positions are concentrated in commodities, currencies, interest rates and stock index futures. However, managers may also take positions in specific equity or credit securities, but these positions tend to be driven by a more thematic as opposed to company-specific rationale. In addition, while many macro positions tend to be directional there may also be a significant amount of exposure to relative value trades among various commodities, currencies, interest rates and stock index markets, either within or across countries and geographic regions.

The master trading vehicle in which the Man-Glenwood Funds invest divides this style into three distinct strategies, discretionary commodity managers, systematic commodity trading advisors (‘CTAs’), and global macro managers (both systematic and discretionary).

Discretionary commodity managers tend to take directional and relative value positions in commodities and commodity-related securities. The rationale for these positions is largely based on fundamental research into the supply and demand for the commodity, and, in the case of securities, the sensitivity of the issuing companies to changes in the price of the commodity. Managers are able to earn attractive returns by successfully gathering and interpreting information from a variety of sources, both public and proprietary.

Systematic CTAs trade commodities, currencies, interest rates and stock indices through both the futures and cash markets. Their trades are based on signals generated by quantitative algorithms that are largely if not exclusively based on price data. Most managers in this sector use trend-following systems that attempt to capture price momentum in these markets.

Global macro managers attempt to profit from large directional or relative value moves in any of the major asset classes, but unlike systematic CTAs, tend to be more reliant on fundamental as opposed to price data. These managers can be either systematic, applying quantitative algorithms to economic data, or fundamental, applying the manager’s judgment to whatever the manager believes is the pertinent data for the particular asset class being traded. In general, these managers benefit from large changes in the absolute or relative prices within or across asset classes. Global macro managers are largely unconstrained in terms of asset class and are potentially able to earn excess returns by correctly predicting price moves in a wide range of instruments and generally benefit from inefficiencies and price distortions that arise when more constrained investors (e.g., central banks, corporate foreign exchange hedgers, etc.) are forced to make less economically optimal trading decisions.

Most commodity and global macro managers have an expected volatility higher than those of other hedge fund styles represented in other Man Group portfolios. However, due to their strong diversification characteristics as compared to other hedge fund strategies, commodity and global macro funds can serve to protect portfolio capital during difficult market conditions.

The Managing Member receives a management fee of 1/12 of 0.75% of the Net Asset Value of all outstanding Units at each month-end (a 0.75% annual rate), calculated monthly and paid quarterly in arrears.  For managing Man-AHL 130’s assets pursuant to the AHL Diversified Program, Man-AHL (USA) Limited receives a management fee of 1/6 of 1% of the month-end notional value of Man-AHL 130’s AHL account (a 2% annual rate) – approximately equal to Man-AHL 130’s Net Asset Value – calculated and paid as of the end of each calendar month and a monthly incentive fee of 20% of any “new net profit” attributable to Man-AHL 130’s AHL account (the capital attributable to both Classes of Units will be traded in the same AHL account).  “New net profit” is the increase in the month-end net asset value of the AHL account (after deduction of monthly management fees, expenses and brokerage commissions and excluding net interest income) over the account’s highest net asset value as of the end of any preceding month, adjusted for capital contributions and redemptions, or the commencement of trading.  Until January 1, 2009, Man-AHL 130’s investment in the Man-Glenwood Funds was subject to annual management, investor servicing and administrative fees and expenses equal to approximately 3.0% per annum of the aggregate value of Man-AHL 130’s investment in the Man-Glenwood Funds, calculated monthly and paid quarterly.  As of January 1, 2009, such fees and expenses were reduced to approximately 2.25% per annum of the aggregate value of Man-AHL 130’s investment in the Man-Glenwood Funds.  The investment managers of the Sub-Funds generally charge their Sub-Funds a management fee, generally ranging from 0% to 3% annually of the net assets under their management (including Man-AHL 130’s investment indirectly through the Portfolio Company), and some or all of the Sub-Fund managers receive performance or incentive allocations generally expected to range from 20% to 25% of net profits annually or quarterly, although on occasion these fees and/or allocations may be higher or lower.

Man-AHL 130’s organizational and initial offering costs were paid by the Managing Member, or an affiliate, without reimbursement from Man-AHL 130 or investors in Man-AHL 130 (“Unitholders”).  Man-AHL 130 pays the routine costs of executing and clearing Man-AHL 130’s trades, administrative expenses, including costs incurred in connection with the continuing offering of Man-AHL 130’s Units, and any extraordinary expenses which it may incur.

Man-AHL 130 has entered into an administration agreement with SEI Global Services, Inc., an independent third party administrator (the “Administrator”), to provide various services (such as administration, accounting, valuation, tax reporting and investor services) at competitive rates.  Total administrative expenses of Man-AHL 130 in excess of 1/12 of 0.50% of each month-end Net Asset Value (approximately 0.50% of Net Asset Value per annum) through March 31, 2009, were paid by, or reimbursed to Man-AHL 130 by, the Managing Member or an affiliate.  Since March 31, 2009, expenses in excess of such 0.50% per annum level have been payable by Man-AHL 130, but may be paid by the Managing Member in its discretion.

MF Global Inc. and Credit Suisse, Sydney Branch serve as futures brokers for Man-AHL 130 and Royal Bank of Scotland plc serves as Man-AHL 130’s foreign exchange contracts prime broker.  Man-AHL 130 may engage additional futures brokers and/or currency forward dealers or replace the current ones at any time.  Man-AHL 130 pays “bid asked” spreads on its forward trades, as such spreads are incorporated into the pricing of forward contracts.

Man-AHL 130 is open-ended and may offer Units at Net Asset Value as of the first day of each month.  Unitholders may redeem Units upon as of the end of any calendar quarter, upon 45 days’ prior written notice to the Managing Member.  In order to pay redemption proceeds, it may be necessary for Man-AHL 130 to tender for repurchase a portion of its investment in the Man-Glenwood Funds.  Man-AHL 130 will attempt to have such investment repurchased through the Man-Glenwood Funds’ quarterly tender process.  Redemption proceeds will generally be paid within 45 days after the quarter-end of redemption.  If quarter-end redemptions are requested for more than 15% of Man-AHL 130’s total then-outstanding Units, each redemption request will be reduced pro rata so that only 15% of Man-AHL 130’s total then-outstanding Units are redeemed.  Units not redeemed due to the reduction of a redemption request will remain subject to increase or decrease in value as a result of Man-AHL 130’s trading activities.   Redeeming Unitholders will be notified if redemption requests for any given quarter-end are likely to be pro rated in order to comply with such 15% limitation, and will be given an opportunity to withdraw their redemption requests.

Man-AHL 130’s cash and cash equivalent investments are used by Man-AHL 130 to engage in its trading activities and as reserves to support that trading.  Man-AHL 130’s assets deposited with the futures brokers as margin are maintained in segregated accounts as required by Commodity Futures Trading Commission (the “CFTC”) or applicable foreign regulation.  Assets not deposited as margin or invested in the Man-Glenwood Funds are maintained in accounts with the currency forward counterparties as collateral in connection with Man-AHL 130’s foreign currency forward trading or with third party banks in the name of Man-AHL 130.  The Managing Member believes that, if need be, Man-AHL 130’s investment in the Man-Glenwood Funds can be liquidated through the Man-Glenwood Funds’ quarterly tender process to support Man-AHL 130’s AHL Diversified Program trading.

Man-AHL 130 does not engage in lending (other than through permitted securities investments).  The Managing Member does not anticipate making any distributions of profits, if any.

Regulation

Under the Commodity Exchange Act, as amended (the “CEA”), commodity exchanges and futures trading are subject to regulation by the CFTC.  National Futures Association (“NFA”), a “registered futures association” under the CEA, is the only non-exchange self-regulatory organization for futures industry professionals.  The CFTC has delegated to NFA responsibility for the registration of “commodity trading advisors,” “commodity pool operators,” “futures commission merchants,” “introducing brokers” and their respective associated persons and “floor brokers” and “floor traders.”  The CEA requires commodity pool operators, such as the Managing Member, and commodity trading advisors, such as AHL, and commodity brokers or futures commission merchants, such as MF Global to be registered and to comply with various reporting and record keeping requirements.  The CFTC may suspend a commodity pool operator’s or trading advisor’s registration if it finds that its trading practices tend to disrupt orderly market conditions or in certain other situations.  In the event that the registration of the Managing Member as a commodity pool operator or AHL’s registration as a commodity trading advisor were terminated or suspended, termination of Man-AHL 130 might result.

In addition to such registration requirements, the CFTC and certain commodity exchanges have established limits on the maximum net long or net short position which any person may hold or control in particular commodities.  Most exchanges also limit the changes in futures contract prices that may occur during a single trading day.   Currency forward contracts are not subject to regulation by any United States Government agency.

(i)   through (xii) - not applicable.

(xiii)   Man-AHL 130 has no employees.

(d)   Financial information about geographic areas

Man-AHL 130 does not engage in material operations in foreign countries (although it does trade in foreign currency forward contracts and on foreign futures exchanges), nor is a material portion of its revenues derived from foreign customers.

(e)   Available information

Not applicable.

Item 1A.   Risk Factors

Not required.

Item 1B.   Unresolved Staff Comments.

Not required.

Item 2.   Properties

Man-AHL 130 does not own or use any physical properties in the conduct of its business.  The Managing Member and various service providers perform services for Man-AHL 130 from their offices.

Item 3.   Legal Proceedings

The Managing Member is not aware of any pending legal proceedings to which either Man-AHL 130 is a party or to which any of its assets are subject.  In addition there are no pending material legal proceedings involving the Managing Member.

Item 4.   Submission of Matters to a Vote of Security Holders

None.

PART II

Item 5.   Market for the Registrant’s Common Equity and
          Related Stockholder Matters

(a)   Market Information.

There is no trading market for the Units, and none is likely to develop.  Units may be redeemed upon  45  days’ written notice to the Managing Member at their Net Asset Value as of the last day of any calendar quarter; provided, however, if quarter-end redemptions are requested for more than 15% of Man-AHL 130’s total then-outstanding Units, each redemption request will be reduced pro rata so that only 15% of Man-AHL 130’s total then-outstanding Units are redeemed.  In the event that Man-AHL 130 receives redemption requests in excess of the 15% limitation for eight consecutive quarters, Man-AHL 130 will cease its trading and investment activities and will terminate as promptly as possible.

(b)   Holders.

As of March 31, 2009, there were 46 holders of  Class A Units and 273 holders of Class B Units.

(c)   Dividends.

No distributions or dividends have been made on the Units, and the Managing Member has no present intention to make any.

(d)   Securities Authorized for Issuance Under Equity Compensation Plans.

None.

(e)   Recent Sales of Unregistered Securities; Use of Proceeds from Registered Securities.

There have been no sales of unregistered securities during the period covered by this annual report on Form 10-K.

(f)   Use of Proceeds.

The use of proceeds information is being disclosed for Registration Statement No. 333-126172 declared effective on February 1, 2007, registering 500,000 Class A and 500,000 Class B Units of limited liability company interest for sale at an initial offering price of $100 per Unit.  The offering of the Units commenced on or about March 31, 2007 and Units are offered as of the beginning of each calendar month on a continuous basis. The offering has not terminated.  A total of $17,140,816 of Class A Units and $13,917,548 of Class B Units have sold to the public as of March 31, 2009.  Man-AHL 130 has incurred total expenses through March 31, 2009 of $5,263,473.

(g)   Issuer Purchases of Equity Securities.

Pursuant to Man-AHL 130’s Limited Liability Company Agreement, Unitholders may redeem their Units at the end of each calendar quarter at the then current quarter-end Net Asset Value per Unit.  If quarter-end redemptions are requested for more than 15% of Man-AHL 130’s total then-outstanding Units, each redemption request will be reduced pro rata so that only 15% of Man-AHL 130’s total then-outstanding Units are redeemed.  In order to pay redemption proceeds, it may be necessary for Man-AHL 130 to tender for repurchase a portion of its investment in the Man-Glenwood Funds.  Each Man-Glenwood Fund generally withholds 5% of the proceeds of a total repurchase from such Man-Glenwood Fund until the completion of the Man-Glenwood Fund’s annual audit.  The amount withheld from a total repurchase by Man-AHL 130 from the Man-Glenwood Funds will be approximately 1.5% of a Unitholder’s total investment.  Rather than withhold redemption proceeds from Unitholders redeeming Units, however, the Managing Member intends to pay the full redemption amount due to redeeming Unitholders and the amount subsequently paid to Man-AHL 130 by the Man-Glenwood Funds from the amount withheld will be a general asset of Man-AHL 130.  Other than any affect of the foregoing, the redemption of Units has no impact on the value of Units that remain outstanding.  Units are not reissued once redeemed.

The following table summarizes the redemptions by Unitholders during the first calendar quarter of 2009:

Month	Class/Series	Units Redeemed	Redemption Date NAV Per Unit
January 31, 2009	Class A Series 1	0	0
	Class A Series 2	0	0
	Class B Series 1	0	0
	Class B Series 2	0	0

February 28, 2009	Class A Series 1	0	0
	Class A Series 2	0	0
	Class B Series 1	0	0
	Class B Series 2	149.608	142.161
March 31, 2009	Class A Series 1	237.267	131.498
	Class A Series 2	287.542	134.391
	Class B Series 1	303.398	131.941
	Class B Series 2	344.145	134.847

Item 6.   Selected Financial Data

Not required.

Item 7.   Management’s Discussion and Analysis of Financial
Condition and Results of Operations

Reference is made to “Item 6.  Selected Financial Data” and “Item 8.  Financial Statements and Supplementary Data.”  The information contained therein is essential to, and should be read in conjunction with, the following analysis.

Capital Resources

Due to the low margins required to support futures and forward trading, only approximately 10% to 20% of the capital of a managed futures fund such as Man-AHL 130 is needed to margin its positions.  Man-AHL 130 holds most of its capital in cash and cash equivalents while investing approximately 30% of such capital in the Man-Glenwood Funds, both for profit potential and diversification purposes.  Man-AHL 130’s investment in the Man-Glenwood Funds cannot be used to margin its futures trading and would be liquidated to the extent that the Managing Member was able to do so and deemed it advisable to do so to support Man-AHL 130’s futures trading.  There can be no assurance that Man-AHL 130 will maintain any investment in the Man-Glenwood Funds.  The Managing Member is under no obligation to maintain Man-AHL 130’s investment in the Man-Glenwood Funds, and may reduce or eliminate such investment at any time through the Man-Glenwood Funds’ quarterly tender process.

Man-AHL 130, not being an operating company, does not incur capital expenditures.  It functions solely as a passive trading vehicle, and after its initial allocation to the AHL Diversified Program and the Man-Glenwood Funds, its remaining capital resources are used only as assets available to provide variation margin and pay expenses and trading losses incurred on Man-AHL 130’s AHL Diversified Program account, as well as invest in the Man-Glenwood Funds to maintain appropriate exposure.

Liquidity

The AHL Diversified Program generally maintains highly liquid positions, and the assets held by Man-AHL 130 to support AHL’s trading are cash or highly-liquid Treasury bills, deposit accounts or other cash equivalents.

Man-AHL 130 invests a limited portion of its capital in the Man-Glenwood Funds.  Because the Man-Glenwood Funds are closed-end registered investment companies, members of the Man-Glenwood Funds do not have the right to require the Man-Glenwood Funds to repurchase any or all of their units.  To provide a limited degree of liquidity to investors, the Man-Glenwood Funds offer quarterly liquidity through discretionary tender offers for their units pursuant to written tenders.  Repurchases will be made at such times, in such amounts, and on such terms as may be determined by the Man-Glenwood Funds’ boards, in their sole discretion.  Under certain circumstances, such tender offers may not occur as scheduled or may not be sufficient to satisfy the full amount requested to be repurchased by Man-AHL 130.  However, the Man-Glenwood Funds’ component of Man-AHL 130’s portfolio represents an allocation of only 30% of Man-AHL 130’s capital, and the Managing Member believes that any delays in receiving repurchase payments from the Man-Glenwood Funds are unlikely to adversely affect Man-AHL 130’s operations.

The Managing Member does not anticipate the need for additional sources of liquidity, given that approximately 70% of Man-AHL 130’s capital is held in cash and highly liquid cash equivalents, and, if necessary, Man-AHL 130 is expected to be able to liquidate part of its investment in the Man-Glenwood Funds through the Man-Glenwood Funds’ quarterly tender process.

During its operations through March 31, 2009, Man-AHL 130 experienced no meaningful periods of illiquidity in any of the numerous markets in which it trades.

Critical Accounting Principles

Man-AHL 130 records its transactions in futures and forward contracts, including related income and expenses, on a trade-date basis.  Open futures contracts traded on an exchange are valued at market, which is based on the closing settlement price on the exchange where the futures contract is traded by Man-AHL 130 on the day with respect to which Man-AHL 130’s Net Asset Value is being determined.  Open forward contracts and other derivatives traded on the interbank market are valued at their settlement price on the day with respect to which Man-AHL 130’s Net Asset Value is being determined.

Man-AHL 130 will value its investment in the Man-Glenwood Funds at its net asset value, which approximates fair value, as provided by the Man-Glenwood Funds.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions, such as accrual of expenses, that affect the amounts and disclosures reported in the financial statements.  Based on the nature of the business and operations engaged in by Man-AHL 130, the Managing Member believes that the estimates utilized in preparing Man-AHL 130’s financial statements are appropriate and reasonable; however, actual results could differ from the estimates.  The estimates do not provide a range of possible results that would require the exercise of subjective judgment.  The Managing Member further believes that, based on the nature of the business and operations of Man-AHL 130, no other reasonable assumptions relating to the application of Man-AHL 130’s critical accounting estimates other than those to be used would likely result in materially different amounts from those reported.

Off-Balance Sheet Arrangements

Man-AHL 130 does not engage in off-balance sheet arrangements with other entities.

Contractual Obligations

Man-AHL 130 does not enter into contractual obligations or commercial commitments to make future payments of a type that would be typical for an operating company or that would affect its liquidity or capital resources.  Man-AHL 130’s sole business is trading futures contracts, forward currency and other OTC contracts, both long (contracts to buy) and short (contracts to sell), and investing in cash, cash equivalents and its investment in the Man-Glenwood Funds.  All of Man-AHL 130’s futures, forward and OTC contracts, other than certain currency forward contracts, are settled by offset, not delivery.  The substantial majority of such contracts are for settlement within four to six months of the trade date and the substantial majority of such contracts are held by Man-AHL 130 for less than four to six months before being offset or rolled over into new contracts with similar maturities.  Man-AHL 130’s annual audited financial statements, included as Exhibit 13.01 of this report, present a Condensed Schedule of Investments setting forth net unrealized appreciation (depreciation) of Man-AHL 130’s open positions, both long and short, at March 31, 2009 fiscal year-end.

Results of Operations

Man-AHL 130 was organized on April 14, 2005 under the Delaware Limited Liability Company Act, and its Registration Statement under the Securities Act of 1933, as amended, became effective on February 1, 2007.  Its fiscal year ends March 31.  Man-AHL 130 commenced trading operations April 2, 2007.

Performance Summary

	31-Mar -09	31-Mar -08
Ending Equity	$ 31,808,255	$ 20,408,632

Man-AHL 130’s net assets increased $11,399,623 for the year ended March 31, 2009. This increase was attributable to aggregate subscriptions of $15,658,364, aggregate redemptions of $5,162,317 and net income from operations of $903,576.

Management Fees of $851,887, Incentive Fees of $1,156,176, Client Servicing Fees (Series 1 Units only) of $63,873 and brokerage commissions of $4,466 were paid or accrued, and interest of $282,870 was earned or accrued on Man-AHL 130’s cash and cash equivalent investments, for the year ended March 31, 2009.

Man-AHL 130 paid administrative expenses for legal, audit, accounting and administration services, limited to 1/12 of 0.50% per month of Man-AHL 130’s month-end NAV through March 2009.  After March 31, 2009, expenses in excess of such 0.50% per annum level have been payable by Man-AHL 130, but may be paid by the Managing Member in its discretion.  Administrative and other expenses, paid or accrued, for the year ended March 31, 2009 were $667,608, which were offset in part by reimbursement from the Managing Member in the amount of $510,604.

Man-AHL 130 is a speculative managed futures fund which trades pursuant to the AHL Diversified Program.  The AHL Diversified Program is a futures and forward price trend-following, trading system.  The AHL Diversified Program is entirely quantitative in nature and implements trading positions on the basis of statistical analyses of past price histories.  Like most trend-following systems, the AHL Diversified Program is designed in the anticipation that most of its trades will be unprofitable; the objective of overall profitability depending on the system identifying certain major trends which occur and recognizing significant profits from participating in such trends.

The past performance of the AHL Diversified Program is not necessarily indicative of its future results.  This is the case with all speculative trading strategies.  Moreover, the markets in which the AHL Diversified Program is active have seen major changes in recent years, including the influx of entirely different classes of market participants.  These changed circumstances may mean that the markets in which AHL has previously traded are not necessarily representative of those in which it trades on behalf of Man-AHL 130.

As a speculative futures fund, Man-AHL 130 effectively maintains all of its capital in reserve.  Man-AHL 130 does not “buy” or “sell” futures or forward contracts in the traditional sense; rather, through taking positions in these markets, Man-AHL 130 acquires loss/profit exposure and uses its capital to cover losses and provide margin (which constitutes a good faith deposit towards Man-AHL 130’s obligation to pay such losses) to support its open positions.  Man-AHL 130 will maintain most of its capital in cash and cash equivalents.

Futures trading programs are proprietary and confidential.  As is the case with any speculative futures fund, it is impossible to predict how Man-AHL 130 will perform.  It is not possible, as it is in the case of an operating business, to predict performance trends, analyze futures markets conditions or evaluate the likely success or failure of Man-AHL 130.

There are certain general market conditions in which Man-AHL 130 is more likely to be profitable than in others.  For example, in trendless or stagnant markets, the AHL Diversified Program is unlikely to be profitable.  On the other hand, trending markets with substantial price change momentum can be favorable to the AHL Diversified Program.  However, because of the continually changing population of market participants as well as supply and demand characteristics, it cannot be predicted how Man-AHL 130 will perform in any given market conditions.

Three months ended March 31, 2009:

During the three month period ended March 31, 2009, Man-AHL 130’s trading within the agricultural sector had mixed performance after small gains from wheat positions were offset by slight losses from exposure to soymeal, soybeans and corn.  Trading in government bond markets posted a loss over the quarter.  Primarily long positions in almost all markets were responsible for the losses as previously profitable trends become volatile and choppy, with many positions impacted by significant fluctuations in prices.  Currency trading posted a loss over the quarter, with the majority of losses coming in the last three weeks of March.  Long Japanese yen positions against the US dollar proved to be the largest detractor to performance.  Energy trading had an overall negative quarter as the previous year’s trend in the oil market came to an end.  Global recession pushed oil prices down while OPEC agreed to cut production and some positive economic data helped rally commodities.  Losses were improved by positive performance in short natural gas trades.  Interest rate trading was positive for the quarter.  Long Euribor positions were responsible for almost of all of the sector’s positive performance.  Trading in base metals made a slight loss over the period.  Short positions in copper were the largest detractor from performance as the commodity experienced a rally towards the end of the period amidst improving US economic data and a more optimistic outlook for the Chinese economy.  Short positions in aluminum proved to be the best performance as prices declined sharply over January as the outlook for future demand deteriorated and stock levels increased, pushing prices lower.  Trading in precious metals posted a loss over the quarter.  Stock trading was the greatest positive contributor to overall returns in the first quarter with overall short positions in stock indices producing solid returns.  Positions in the S&P 500 and Euro-STOXX produced the largest gains while the Nasdaq 100 index held back the sectors performance.

During the three month period ended March 31, 2009, the Man-Glenwood Funds’ commodity & macro managers posted a positive return for the quarter with the majority of gains coming from January as managers were able to capitalize on the moves in global fixed income and currencies.  Returns for global macro managers were mixed for the last month of the quarter.  Managers who were up for the month largely benefited on bond market moves (both on the long and short ends of global yield curves).  Negative performance was largely driven by long USD positions and long energy during the second half of the month.  The distressed and credit style posted a positive return for the quarter.  In March, majority of the manager’s benefited from long debt and equity positions.  The equity hedge style posted a positive return over the quarter.  As global equity markets deteriorated in January and February, equity hedge managers with net-short positions, particularly in financial, consumer related and healthcare stocks, outperformed.  Other managers that executed an active trading style were able to generate returns by taking advantage of market flows as well as actively trading earnings seasons.  Event driven managers had a difficult January and February as managers were impacted by the broad sell-off in equity markets.  A large number of managers saw core long positions in a variety of sectors trading down, resulting in significant losses for this style.  Relative value managers closed out the first quarter with solid performance, as improved investor sentiment resulted in market prices re-aligning with fundamental prices.  The convertible arbitrage strategy as a whole has enjoyed a strong quarter as risk appetite has started to return.  Additionally volatility strategies have proved beneficial.  Single stock volatility trading has also been profitable as markets started to focus on specific factors rather than macro headlines.  The variable equity style started off January in the negative territory but ended the quarter on a strong note.  Positive contributions came from managers that ran with more net long exposure to Asian and European markets, specifically in the industrial and financial sectors.

Three months ended December 31, 2008:

During the three month period ended December 31, 2008, trading by the AHL Diversified Program in all sectors contributed to performance, led by strong gains from currency and bond markets.  Lingering concerns over the sustainability of the global banking system, worldwide recessionary fears, talk of deflation and severe risk aversion were all issues that made this period a challenging investing environment.  However, amid this testing environment many financial markets exhibited strong trending behavior.  Trading in base metals enjoyed a profitable quarter.  Short positions were held for the majority of markets traded and trading in precious metals finished the quarter relatively flat.  Trading in energy markets posted significant gains.  Positions held within the agricultural sector posted a profit over the quarter as all but one contract contributed positively to overall performance.  Government bond markets generally rallied throughout the quarter as the economic outlook worsened.  Trading in stock indices also posted a gain over the period.  Short positioning in almost all markets traded contributed positively to overall performance while interest rate trading enjoyed a profitable quarter, contributing strong gains despite a relatively small allocation.  Strong trends emerged in interest rate markets as it became apparent that central banks around the globe would respond to the growing economic crisis and increasing talk of deflationary pressures by aggressively slashing interest rates.  Trading in currency markets posted a strong return, ending the quarter as the largest contributor to profits.  One of the key trades this quarter was short British pound positions against the US dollar and Euro.  The dollar was viewed by investors as a safe haven currency and as such attracted a huge amount of buying interest.

During the three month period ended December 31, 2008, the Man-Glenwood Funds’ commodity and macro managers posted mixed results with the bulk of losses stemming from a difficult October which saw extreme price movements across all asset classes.  The equity hedge style posted a positive return for the quarter.  Volatility spiked to a record high 80% on October 27 before closing around 60%.  Event driven managers have had a difficult time this year, as this style tends to move in sympathy with the equity markets.  Activist managers were largely down in the quarter.  The relative value style posted negative performance overall.  Gloomy economic data set the tone for continued falling government bond yields as central banks maintained their policy of aggressively cutting rates.  Variable equity managers posted negative returns for the quarter.  Losses from long-biased thematic managers offset any gains.  The majority of the distressed and credit managers posted negative returns for the quarter.  The best performing manager posted consistently positive performance through the quarter.  This was largely attributable to net short positioning.

Three months ended September 30, 2008:

During the three month period ended September 30, 2008, trading by the AHL Diversified Program in the agricultural sector produced a small loss.  However, short positions in cotton and wheat profited over the quarter.  Gains, however, were more than offset by long positions in corn and soybeans after both suffered severe price declines after reaching record highs.  The grain market also came under increasing pressure as the US dollar rebounded over the period.  Bond trading posted a loss over the third quarter.  Euro Bond and UK Gilt positions posted the majority of their losses in July as short positions struggled.  European Bond prices ticked upwards as economic data continued to indicate that the European economy as a whole was under pressure.  Positions in Japanese bonds posted a solid gain in August, but in September this gain was reversed and additional losses occurred.  Long Australian bonds achieved strong profits in August.  The currency component incurred a loss over the reporting period.  Long positions in the euro against the US dollar detracted from performance as the US dollar increased against the euro.  Long positions in the Australian dollar against the US dollar were also among the main detractors.  Short positions in the Japanese yen against the US dollar also proved detrimental to overall performance.  Long positions in the euro against the Swiss franc and the British pound posted further losses as the European single currency weakened significantly.  Further positive contributions came from short positions in the Swiss franc against the US dollar as the US currency strengthened over the course of the reporting period.  Trading within the energy sector posted a sharp decline in the 3rd quarter of 2008 as all markets posted losses.  Natural gas prices fell by almost 50% over the period.  Reports from the US Energy Department highlighted an increase in inventories as the economic picture continued to deteriorate, reducing demand.  Interest rate positions posted a loss over the quarter.  Trading in Euribor contracts was the main source of negative returns as prices remained volatile and without a clear trend for the majority of the quarter.  On the positive side, long positions in Australian T-Bills posted solid gains in August and September.  Metal trading posted a loss over the period.  Although initially profiting, gains reversed into losses after prices tumbled over the majority of July.  Long copper positions generated further losses in August as recessionary fears deepened.  On the positive side, short nickel trades performed well.  Short positions in numerous stock indices provided strong profits over the period after global equities fell sharply as the credit crisis continued to deepen and spill over into the wider economy.  Returns were mainly accrued from Asia-Pacific indices such as the Nikkei 225, TOPIX and Hang Seng after they experienced some of the greatest falls over the quarter.  Short positions in the S&P 500 index also harvested profits over the period.

During the three month period ended September 30, 2008, the Man-Glenwood Funds’ commodity & macro managers posted losses.  The sell-off in commodities that began in July continued throughout the quarter.  Market volatility reached historic highs at quarter-end as technical pressures and unprecedented government interventions seemed to only aggravate already poor market conditions.  Strong reversals (in terms of speed and magnitude) in equities, currencies, fixed income and commodities throughout September had a significant negative effect on most managers’ performance.  The majority of positive returns were generated from relative value trades early in the quarter with their defensive posture helping to preserve capital as the markets deteriorated.  However, the government ban on short selling prevented the short common equity from hedging losses from the long trust preferreds.  Equity hedge managers also had a difficult quarter, posting negative returns across the board with the exception of our dedicated short sellers.  Event driven and activist managers have had a difficult year so far and the third quarter was no exception.  Overall, the relative value allocation underperformed.  Convertible arbitrage managers suffered the most due to continued credit concerns and very limited liquidity.  One multi-strategy manager benefited from the relative performance of specific stock positions in their relative value, special situations and merger arbitrage trades and posted strong positive performance for the quarter.  Performance for variable equity managers was largely negative for the quarter (most losses came in September).

Three months ended June 30, 2008:

During the three month period ended June 30, 2008, the agriculturals component of the AHL Diversified Program returned a profit as long positions in corn led performance.  Short positions in wheat incurred losses after the commodity rallied in June. Long positions in cocoa made gains, predominantly in June. Bond trading posted a loss as gains in European bonds were offset by losses in Japanese government bonds and US Treasuries.  Short positions in Euro-Bund, Euro-Schatz and Euro-BOBL profited.  However, losses in April affected returns after long Japanese bonds experienced a large-scale sell-off as annual inflation hit a 10-year high.  Later in the period, short positions in Japanese bonds suffered as yields fell. Trading in US Treasuries was also negative as a choppy environment led to losses in both long and short positions. Currency trading finished the quarter flat as gains from long Brazilian real and Australian dollar trades against the US dollar were offset by losses realized from short Japanese yen and British pound positions against the US dollar as well as unfavorable results from Swiss franc trading against the US dollar.  Trading within the energy sector secured the largest gains over the 2nd quarter of 2008 as all markets posted gains.  Long natural gas positions also added strong profits over the quarter as prices rose 31%, peaking at US $13.353. Long positions in other crude oil distillates such as RBOB gasoline, heating oil and gas oil also posted strong profits over the quarter.  Interest rates trading performed well, driven by short positions in Euribor and Short Sterling contracts, although towards the end of the quarter short positions in Eurodollar contracts produced losses. Metals trading posted a flat return.  Base metals contributed profits with long positions in copper and aluminum paying off well, while short positions in zinc supported well.  However, precious metals offset gains after long gold trades suffered from a drop in prices to around US $850 at the beginning of May.  Towards the end of the period, gold started to recover. Stock trading incurred a loss, with trades in the Nikkei 225 and Topix 100 indices proving to be the main detractors to performance. Short equity positions, particularly in the Japanese indices mentioned above, suffered in April and May.  However, in June, global equities plummeted. As a result long positions in a number of headline bourses, such as the Nasdaq 100, detracted from performance.

During the three month period ended June 30, 2008, the Man-Glenwood Funds’ commodity & macro managers posted a strongly positive return.  The top performing distressed and credit manager has consistently generated positive performance in a variety of strategies and geographies over the quarter.  Equity hedge managers generally posted a profit for the quarter, with the exception of one manager that underperformed in June.  A dedicated short seller, finished the quarter in positive territory rebounding from earlier losses.  A Japan-focused, market neutral manager has consistently generated solid performance throughout the quarter; both of their sub-trading styles (e.g., fundamental and flow-oriented) contributed. Event driven manager performance was mixed generating a slightly positive overall return at the style level.  The general tone of the market was negative and US event managers have been slow to increase gross and net exposures in this environment.  An activist manager suffered losses in consumer-oriented positions but maintains high conviction in these holdings.  Several managers suffered in June offsetting gains from the beginning of the quarter. One thematic, “friendly” activist manager made major gains in beginning of the quarter on their alternative energy and engineering & construction holdings (these positions gave up some gains in June but the manager is still up around 25% on the quarter).  Positive relative value performance for the quarter was driven largely from one convertible arbitrage manager.  Variable equity managers posted mixed, but overall positive, performance.

Three months ended March 31, 2008:

During the three month period ended March 31, 2008, Man-AHL 130’s trading within agricultural markets made gains across the majority of contracts, with corn trading providing the largest contribution. Soy-based products rose to record highs during February, although March saw a retraction in prices, paring earlier gains from long positions. Bond trading accrued profits as Japanese bonds and US Treasuries led the way.  Currency trading contributed excellently during the period.  Long positions in various currencies, in particular the euro and the Swiss franc, against the US dollar proved highly beneficial. Energy delivered a solid profit for the quarter.  Long positions in crude oil were beneficial, with prices closing at a then record high of US$110.33 per barrel on March 13, 2008.  Long positions in distillate products such as gas oil and heating oil produced profit.  Precious metals trading made a solid profit as long positions in gold, silver and platinum made gains.  Positive trading in copper offset losses from aluminium.  Trading in short-term interest rates posted a firm gain over the first quarter despite market volatility.  Long positions in Eurodollar and Euribor contracts posted the largest part of gains.  However, these earlier gains were reduced in the latter part of the quarter.  Stock market trading posted a gain over the quarter, with short positions in the Nikkei, TOPIX and S&P 500 proving particularly fruitful.  Short exposure to European markets such as the Euro Stoxx, CAC40 and Dax also contributed to gains. However, some profits were reversed as indices rose higher at the end of March 2008.

During the three month period ended March 31, 2008, the Man-Glenwood Funds’ commodity and macro managers posted a profit over the first quarter.  Over the course of the quarter, managers gave back earlier gains.  Returns for equity hedge managers reflected the high levels of dispersion in the equity markets; ranging from -2.1% in a Japan-focused manager to +9.0% in a US focused short-only manager.  European managers that posted positive returns achieved this mainly through sector positioning and stock picking (financials and consumer shorts and longs in resource companies were top gainers).  Asia focused managers that were successful actively traded their portfolios.  Notwithstanding some positives in the quarter, overall performance in this style was negative.  During the fourth quarter of 2007, despite the overall negative performance by event driven managers, a handful of activist managers did find mild success, and performance in the relative value style was driven largely by the performance of one manager that focused on relative value within the residential mortgage-backed securities (RMBS) space.  Variable equity posted a negative return over the quarter.  The first quarter of 2008 proved to be one of the most turbulent in history for the credit markets, with managers in the distressed & credit arena largely posting losses for the product.  Managers with a net short bias profited from investors liquidating positions, while long exposure to leverage loan deals and equities negatively impacted performance. Of note, short positions in sub-prime mortgages and banks returned strongly, but these gains were more than offset by indiscriminate selling in various areas of the market.

Three months ended December 31, 2007:

During the three month period ended December 31, 2007, Man-AHL 130’s trading within agricultural markets posted positive returns, with significant gains recorded from soybeans and corn.  In October, agriculturals experienced a slight loss as long positions in wheat suffered.  Strong performance in November was driven by long trades in soybeans.  Strong performance continued in December, driven by soy products and corn.  Trading in bonds made a positive contribution to Man-AHL 130’s performance.  US Treasury bonds and Japanese bonds delivered positive returns, while Eurobonds negatively impacted performance. A general switch into long positions in US Treasury bonds was costly at first but proved particularly fruitful in November.  Japanese bonds appreciated in similar fashion over November.  Currency trading posted strong returns during the final quarter of 2007.  Strong trends re-emerged following the turmoil of the third quarter, which Man-AHL 130 was able to capture.  Long euro positions versus the US dollar and British pound performed well during the period.  Further profits came from long Swiss franc positions against the US dollar.  Long Canadian dollar trades versus the US dollar also produced gains.  Trading in the energy sector accrued significant profits.  Substantial gains were experienced from long crude oil, heating oil and gas oil positions.  However, in November, crude oil and other distillate products incurred losses after prices dropped over the final week of the month.  Short positions in natural gas lifted performance in November.  In December, performance was once again positive, with a rise in the price of crude oil and other distillate products offsetting losses in natural gas.  Man-AHL 130’s metal trading posted a profit during the period with long positions in gold making excellent gains. Trading in short-term interest rates posted a firm gain over the fourth quarter, with

Eurodollar and short Sterling contracts contributed most to profits over the period.  Finally, stock market trading posted a loss over the quarter, with long positions in the Nasdaq 100 and Euro-Stoxx index the leading detractors.

During the three month period ended December 31, 2007, the performance for the Man-Glenwood Funds’ commodity & macro managers was strongly positive.  In October, managers benefited from a sharp decline in the US dollar relative to most G7 and emerging market currencies.  Managers that performed strongly mid-quarter benefited from tactical oil and metals positions as well as yield curve steepening trades.  Managers largely benefited from the increase in currency, equity and interest rate volatility as well as from tactical long positions in oil, gold and agricultural commodities.  Equity hedge manager returns were widely dispersed over the quarter, although the majority of managers ended in positive territory.  The volatile, high dispersion environment was beneficial for stock pickers, with managers who had a trading component within their strategy able to generate positive alpha, opportunistically.  This dispersion theme continued in the fourth quarter with event driven managers generating a wide range of returns, although final returns were positive.  A manager focused on a variety of energy related themes posted strong quarter-end performance, recovering from mid-quarter losses.  Elsewhere, an activist manager profited from short positions in financials and monolines.  In relative value, significant gains for the quarter were generated by one manager with a distinctly short-credit bias specializing in lower rated tranches of sub-prime and other mortgage-related debt.  Gains for the quarter were offset by another manager’s December losses, primarily driven by broken merger deals.  Quarter returns for variable equity were negative as performance from long-biased managers, regardless of the region, offset gains elsewhere.  As sub-prime related write-downs gradually emanated through newswires, long positions in financial names were affected, while the ensuing flight from risk saw cyclical sector stocks sold off in preference for defensive stocks, also to the detriment of our managers.  Distressed & credit performance was driven largely by one manager that took out short positions in financial services companies including broker-dealers.  Finally, additional gains were made from short holdings in sovereign debt, commercial mortgages and consumer/retailers stocks.

Three months ended September 30, 2007:

During the three month period ended September 30, 2007, trading by the AHL-Diversified Program in the agricultural sector produced positive returns, led by strong returns from long positions in wheat.  Trading in soy beans and soy meal added further gains while most other agricultural contracts traded close to flat over the period.  Bond sector trading resulted in losses as bond yields trended almost uniformly lower over the period. Short positions in Australian bonds proved costly at the beginning of the period, while a long bias in Eurobond contracts also struggled towards the end of the quarter.  Japanese bond trading delivered positive results.  Trading in currencies was slightly negative for the quarter.  Initially, strong profits accrued as short positions in the US dollar against a variety of currencies were beneficial.  The energy sector produced solid returns in the quarter.  The principal driver behind performance came from long holdings in crude oil futures contracts.  Elsewhere, modest gains were made in short natural gas and long gas oil positions.  The metals complex was dominated by long positions in gold.  Elsewhere, trading in silver and copper was flat while long nickel positions detracted from performance.  Trading in the short-term interest rate market was profitable and relatively stable throughout the quarter.  Slight losses came from long positions in short sterling and euribor contracts.  Long positions in Eurodollar contracts proved effective.  Trading within the stock sector detracted somewhat from performance over the quarter as indices saw considerable volatility.  Positions in the Japanese Nikkei 225 detracted from performance along with positions in the US markets including positions in the S&P 500 index.  Hong Kong’s Hang Seng index rose, benefiting long positions.

For the three-month period ended September 30, 2007, the commodity & macro style pursued by the Man-Glenwood Funds posted a positive return despite difficult market conditions.  Key drivers of positive returns were long positions in equities and commodities toward the end of the period as well as short positions in US mid-cap equities and long volatility earlier in the period.  Reversals in FX markets and fixed income exposure detracted from performance.  The equity hedge style contributed positively over the period. Long equity trades, particularly in Asian developing market equities, yielded strong returns. Some managers showed losses in August, but most were able to pare losses as markets rebounded.  The event driven style produced losses despite a strong finish to the quarter.  Losses were realized primarily during the middle of the period.  Merger arbitrage strategy suffered, but ended the period well.  The relative value style generated positive returns, primarily by short credit biased managers, despite mid-period losses.  Despite gains in September, variable equity managers ended down, posting negative returns early in July into mid August. Long positions in financials, US homebuilders and steel as well as Japanese consumer equities were the most costly. Managers were, however, able to recover later in the quarter.  Lastly, the distressed and credit style was close to flat over the period.

Three months ended June 30, 2007:

During the three month period ended June 30, 2007, performance of the AHL Diversified Program in the agriculturals sector was relatively flat until the final few weeks of the period where it made a small loss.  Trading performance was dominated by long positions in soybeans and soy oil.  Positions in corn and wheat performed negatively.  Trading in the bond sector made a positive contribution to Man-AHL 130’s performance.  The leading trade was a short position in US Treasuries.  Short trades in Euro Bund and UK Gilts also returned profitably.  The currency sector generated excellent returns over the period as a short position in the Japanese yen against the US dollar powered profits.  A long position in the Canadian dollar against the US dollar performed well.  Trading in the energy sector resulted in a modest loss during the period.  Short positions in crude oil were unprofitable.  Natural gas was a positive contributor.  The metals complex posted the largest negative return, albeit a relatively minor one, as nickel continued its fall from May's record high.  Long positions in the precious metals, gold and silver, generated slight losses.  Short-term interest rate trading was profitable as gains were accrued via a three pronged attack which featured short trades in Euribor, Short Sterling and Eurodollar contracts.  Finally, trading within the stock sector proved beneficial as indices endured a rather volatile period but ended up over the three months.  Long positions in the DAX 30 and S&P 500 indices were strong contributors to, while the Japanese Topix and Nikkei 225 composites slightly detracted from, performance.

During the three month period ended June 30, 2007, the commodity and trading style pursued by the Man-Glenwood Funds posted a strong return over due to significant currency moves in the US dollar, euro and British pound.  Strengthening in some metals provided solid opportunities for global macro, trend following and discretionary trading managers, while short US and European bond trades proved profitable.  The equity hedge style generated a positive return.  In the U.S., specific trades in technology, telecom, financial services and steel sectors performed well.  In Europe, a positive deal environment generated strong returns in both long and short books across the financials and technology areas.  Emerging market names, particularly in the internet, telecom, advertising, and software sectors were also positive contributors.  The event driven style generated strong performance early and mid-quarter.  In April and May, merger and acquisition activity surged in both the US and Europe providing an abundance of opportunities.  By quarter end, volatility within the credit markets spilled over into equities and adversely impacted merger arbitrage spreads.  Relative value style performance was primarily driven by capital structure arbitrage, credit arbitrage, and multi-strategy managers early in the second quarter.  Towards quarter end, deteriorating conditions within the sub-prime mortgage market allowed several managers to profit, as they positioned their portfolios in anticipation of such an event.  In the U.S., positions in steel manufacturers, engineering companies, homebuilders, cyclicals, transportation, consumer retail, materials, financials and targets of acquisitions by private equity groups were significant performance drivers for US variable equity managers.  Elsewhere, European, Japanese and Asian ex Japan managers also contributed to performance. Finally, the distressed and credit style posted a gain over the quarter.  Credit markets performed well early in the quarter.  From mid-quarter through quarter-end, and despite high yield credit spreads widening, managers benefited from security-specific positions that traded higher as a result of certain catalysts that were realized.

Item 7A.  Quantitative and Qualitative Disclosures About Market Risk

Not required.

Item 8.   Financial Statements and Supplementary Data

Financial statements required by this item, including the report of the independent registered accounting firm for the fiscal years ended March 31, 2009 and 2008 are included as Exhibit 13.01 to this report and incorporated by reference into this Item 8.

The following summarized quarterly financial information presents the results of operations of the Class A Units for the three month periods ended June 30, September 30, December 31 and March 31 during the fiscal years for which Man-AHL 130 was in operation.  This information has not been audited.  The Class B Units commenced operations as of April 1, 2008.

Class A Series 1 Units

Period Ended:	September 30 2007	December 31 2007	March 31 2008
Interest Income:	$812	$1,134	$1,357
Net Realized and Unrealized Gains (Losses):	$3,185	$14,491	$50,077
Expenses:	$1,955	$5,414	$14,692
Net Income (Loss):	$2,043	$10,212	$36,742
Increase (Decrease) in Net Asset Value per Unit	$1.70	$5.91	$27.52

Period Ended:	June 30 2008	September 30 2008	December 31 2008	March 31 2009
Interest Income:	$1,538	$2,252	$1,823	$764
Net Realized and Unrealized Gains (Losses):	$33,058	($98,905)	$178,466	($53,154)
Expenses:	$11,208	$6,260	$31,701	$10,160
Net Income (Loss):	$23,388	($102,913)	$148,588	($62,550)
Increase (Decrease) in Net Asset Value per Unit	$5.56	($19.22)	$23.26	($9.94)

Class A Series 2 Units

Period Ended:	June 30 2007	September 30 2007	December 31 2007	March 31 2008
Interest Income:	$113,383	$105,078	$99,125	$77,542
Net Realized and Unrealized Gains (Losses):	$2,370,435	$26,004	$1,361,161	$2,856,496
Expenses:	$635,393	$202,688	$434,346	$777,160
Net Income (Loss):	$1,848,425	$(71,606)	$1,025,940	$2,156,875
Increase (Decrease) in Net Asset Value per Unit	$12.32	$(0.48)	$6.84	$14.39

Period Ended:	June 30 2008	September 30 2008	December 31 2008	March 31 2009
Interest Income:	$67,771	$64,209	$46,358	$15,919
Net Realized and Unrealized Gains (Losses):	$1,260,082	($2,902,835)	$4,537,777	$(1,092,739)
Expenses:	$403,723	$122,311	$738,008	$156,337
Net Income (Loss):	$924,130	($2,960,937)	$3,846,127	$(1,233,157)
Increase (Decrease) in Net Asset Value per Unit	$6.04	($19.08)	$24.08	($9.71)

Class B Series 1 Units

Period Ended:	June 30 2008	September 30 2008	December 31 2008	March 31 2009
Interest Income:	$6,290	$10,947	$12,223	$5,825
Net Realized and Unrealized Gains (Losses):	$120,101	($425,947)	$1,190,913	($405,234)
Expenses:	$44,411	$28,204	$214,607	$77,862
Net Income (Loss):	$81,980	($443,204)	$988,529	($477,271)
Increase (Decrease) in Net Asset Value per Unit	$5.26	($18.58)	$23.33	($9.91)

Class B Series 2 Units

Period Ended:	June 30 2008	September 30 2008	December 31 2008	March 31 2009
Interest Income:	$9,934	$14,648	$14,465	$6,998
Net Realized and Unrealized Gains (Losses):	$186,195	($590,936)	$1,401,501	($483,321)
Expenses:	$60,187	$25,817	$233,700	$68,913
Net Income (Loss):	$135,942	($602,105)	$1,182,266	($545,236)
Increase (Decrease) in Net Asset Value per Unit	$5.74	($18.43)	$24.15	$(9.68)

There were no extraordinary, unusual or infrequently occurring items recognized in any quarter within the two most recent fiscal years.  There have been no year-end adjustments that are material to the results of any fiscal quarter reported above.

Item 9.   Changes in and Disagreements with Accountants
on Accounting and Financial Disclosure

None.

Item 9A(T).   Controls and Procedures

The Managing Member, with the participation of the Managing Member’s principal executive officer and principal financial officer, has evaluated the effectiveness of the design and operation of its disclosure controls and procedures with respect to Man-AHL 130 as of the end of the fiscal year for which this Annual Report on Form 10-K is being filed, and, based on their evaluation, have concluded that these disclosure controls and procedures are effective.  There were no significant changes in the Managing Member’s internal controls with respect to Man-AHL 130 or in other factors applicable to Man-AHL 130 that could significantly affect these controls subsequent to the date of their evaluation.

Changes in Internal Control over Financial Reporting

Section 404 of the Sarbanes-Oxley Act of 2002 requires the Managing Member to evaluate annually the effectiveness of its internal controls over financial reporting as of the end of each fiscal year, and to include a management report assessing the effectiveness of its internal control over financial reporting in all annual reports.  There were no changes in Man-AHL 130’s internal control over financial reporting during the quarter ended March 31, 2009 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Management’s Annual Report on Internal Control over Financial Reporting

The Managing Member is responsible for establishing and maintaining adequate internal control over Man-AHL 130’s financial reporting.  Internal control over financial reporting is defined in Rules 13a-15(f) and 15(d)-15(f) under the Securities Exchange Act of 1934 as a process designed by, or under the supervision of, a company’s principal executive and principal financial officers and effected by a company’s board of directors, management and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  The Managing Member’s internal control over financial reporting includes those policies and procedures that:

•	pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of Man-AHL 130’s assets;

•
provide reasonable assurance that transactions are recorded as necessary to permit preparation of Man-AHL 130’s financial statements in accordance with generally accepted accounting principles, and that Man-AHL 130’s receipts and expenditures are being made only in accordance with authorizations of the Managing Member’s management and directors; and

•
provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Man-AHL 130’s assets that could have a material effect on Man-AHL 130’s financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.  Projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

The Managing Member assessed the effectiveness of its internal control over financial reporting with respect to Man-AHL 130 as of March 31, 2009.  In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control – Integrated Framework.  Based on its assessment, management has concluded that, as of March 31, 2009, the Managing Member’s internal control over financial reporting with respect to Man-AHL 130 is effective based on those criteria.

This annual report does not include an attestation report of Man-AHL 130’s independent registered public accounting firm regarding internal control over financial reporting.  The Managing Member’s report was not subject to attestation by Man-AHL 130’s independent registered public accounting firm pursuant to rules of the SEC that temporarily permit Man-AHL 130 only to provide the Managing Member’s report in this report.

Item 9B.  Other Information

None.

PART III

Item 10.   Directors, Executive Officers and Corporate Governance

(a,b)  Identification of Directors and Executive Officers

Man-AHL 130 has no directors or executive officers.  Man-AHL 130 is controlled and managed by the Managing Member, although the Managing Member delegates futures trading responsibility to its affiliate, AHL, and various administrative responsibilities to the Administrator.  The Managing Member is responsible for maintaining the allocation percentages between the AHL Diversified Portfolio and the Man-Glenwood Funds as described herein.

Man Investments (USA) Corp., a Delaware corporation, serves as Managing Member with broad oversight over the operations and affairs of Man-AHL 130.  The Managing Member is registered with the CFTC as a commodity pool operator (“CPO”) and commodity trading advisor (“CTA”) and is a member of the NFA.  The Managing Member is also registered as an investment adviser with the SEC.  The Managing Member is a subsidiary of Man Group plc, which is listed on the London Stock Exchange and a constituent of the FTSE 100 index of leading UK stocks.

The principals and senior officers of the Managing Member as of March 31, 2009 are as follows:

Andrew Stewart, born 4/15/74.  Mr. Stewart is a Director of the Managing Member as well as President, Chief Executive Officer and Chief Operating Officer. In addition to his affiliation with the Managing Member, Mr. Stewart is also the President and Chief Operating Officer of the Man Investments. Mr. Stewart joined the Managing Member in May 2008, and is responsible for overall supervision of the Managing Member’s and Man Investments’ activities in the U.S. Mr. Stewart works closely with the U.S. management team, as well as the intermediary sales team and the institutional relationship management team, based in Chicago and New York respectively, to develop strategic business planning.  Mr. Stewart is registered as an associated person of the Managing Member and is listed as a principal of the Managing Member as of November 4, 2008.

Prior to joining the Managing Member in 2008, Mr. Stewart held several positions at an investment management firm, Financial Risk Management’s (“FRM”) U.S. affiliate, FRM Americas, LLC, which most recently, until his departure in May 2008, included his position of Director — Product Development and Strategy and was a member of FRM Americas' Global Marketing Board and various other management committees.  Mr. Stewart was registered as an associated person of FRM America from October 18, 2005 to April 25, 2008, and was listed as a principal of FRM America from October 13, 2006 to July 30, 2007.  At various times from June 2005 to January 2007, Mr. Stewart also served as FRM Americas’ Head of Business Development, General Counsel and Chief Compliance Officer and was a member of FRM Americas’ Board of Directors. Additionally, between August 2003 and June 2005 he held various management positions, including Senior Vice President, Senior Counsel and Head of Transaction Business Legal Group, at FRM's London office. Before joining FRM, Mr. Stewart was an Associate in the investments funds practice group at Akin Gump Strauss Hauer & Feld LLP from September 1999 to August 2003. Mr. Stewart received a B.A. from the University of California, Santa Barbara and a J.D. from Indiana University.

Alicia Borst Derrah, born 3/17/58. Ms. Derrah is the Chief Financial Officer, Vice President and Secretary of the Managing Member and of Glenwood. She has also been the Principal Financial Officer of the Man-Glenwood Funds since 1993.  She is also the Principal Financial Officer of the Portfolio Company and the Financial and Operations Principal for Man Investments.  Ms. Derrah joined the Managing Member in October 2005 and joined Glenwood in September 1992 and is responsible for their respective accounting and financial reporting functions. Ms. Derrah is registered as an associated person of the Managing Member and is listed as a principal of the Managing Member as of November 16 and November 17, 2005, respectively.  Ms. Derrah is registered as an associated person of Glenwood and is listed as a principal of Glenwood as of October 22 and October 20, 1993, respectively.  From December 1987 to August 1992, Ms. Derrah was employed by Arthur Andersen LLP as a senior auditor in the Financial Services division of the firm. Ms. Derrah’s clients included Glenwood, bank holding companies and capital markets institutions.

Prior to joining Arthur Andersen, Ms. Derrah was employed by The Sanwa Bank, Ltd., in its Chicago branch office, as an analyst in the corporate finance area from April 1981 to December 1987. In that capacity, Ms. Derrah worked primarily with local Fortune 500 companies and was responsible for both corporate credit analysis and continued business development. Ms. Derrah is a C.P.A. and received a B.A. from Mundelein College.

Man Investments Holdings Inc., a Delaware corporation, is also a principal of the Managing Member, but does not participate in making trading or operational decisions for Man-AHL 130.  Man Investments Holdings Inc. is an indirect, wholly-owned subsidiary of Man Group plc.

(c)   Identification of Certain Significant Employees

None.

(d)   Family Relationships

None.

(e)   Business Experience

See Item 10 (a,b) above.

(f)   Involvement in Certain Legal Proceedings

None.

(g)   Section 16(a) Beneficial Ownership Reporting Compliance

Not applicable.

(h)   Code of Ethics

Man-AHL 130 has no employees, officers or directors and is managed by the Managing Member.  The Managing Member has adopted an Executive Code of Ethics that applies to its principal executive officers, principal financial officer and principal accounting officer.  A copy of this Executive Code of Ethics may be obtained at no charge by written request to Man Investments (USA) Corp., 123 N. Wacker Drive, 28th Floor, Chicago, Illinois 60606 or by calling: (312) 881-6800 (ask for the Chief Legal Officer).

(i)   Audit Committee Financial Expert

Because Man-AHL 130 has no employees, officers or directors, Man-AHL 130 has no audit committee.  Man-AHL 130 is managed by the Managing Member.  Alicia Derrah serves as the Managing Member’s “audit committee financial expert.”  Ms. Derrah is not independent of the management of the Managing Member.  The Managing Member is not required to have, and does not have, independent directors.

Item 11.  Executive Compensation

Man-AHL 130 has no directors, officers or employees.  None of the directors, officers or employees of the Managing Member receive compensation from Man-AHL 130.  The Managing Member receives a management fee of 1/12 of 0.75% of the Net Asset Value of all outstanding Units at each month-end (a 0.75% annual rate), calculated monthly and paid quarterly in arrears.  The AHL Diversified Program is operated by members of the Man Group, which receives substantial compensation from Man-AHL 130 for doing so.  Man-AHL 130 pays substantial brokerage commissions to its futures brokers, including MF Global Inc., limited to no more than 3% of Man-AHL 130’s average month-end Net Asset Value during each fiscal year, and has paid clearing fees on forward trades to MF Global UK Ltd., an affiliate of the Managing Member.  The Man-Glenwood Funds are operated by members of the Man Group, which receive substantial compensation for doing so.  Man Investments Inc. receives an investor servicing fee for the provision of investor services to the Man-Glenwood Funds and receives ongoing Client Servicing Fees from Man-AHL 130, as described below.

Item 12.   Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

(a)   Security Ownership of Certain Beneficial Owners

Other than as set forth below, Man-AHL 130 knows of no person who owns beneficially more than 5% of the Units of either Class.

(b)   Security Ownership of Management

As of March 31, 2009:

Title of class	Name and address of beneficial owner	Amount and nature of beneficial interest	Percent of class
Class A Units	Man Investments (USA) Corp. 123 N. Wacker Drive 28th Floor Chicago, IL 60606	116,690 Units (Series 2) held directly	87.95%

(c)   Changes in Control

None.

(d)   Securities Authorized for Issuance Under Equity Compensation Plans

None.

Item 13.   Certain Relationships and Related Transactions, and Director Independence

See “Item 10.   Directors, Executive Officers and Corporate Governance —(a,b)  Identification of Directors and Executive Officers and —(i)   Audit Committee Financial Expert,” “Item 11.  Executive Compensation” and “Item 12.  Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.”  The Managing Member organized and controls Man-AHL 130.  The Managing Member and its affiliates are the primary service providers to Man-AHL 130.  None of the fees paid by Man-AHL 130 to the Managing Member or any affiliate were negotiated at arm’s-length.  For managing Man-AHL 130’s futures and forward trading, AHL, an affiliate of the Managing Member, charges a management fee of 1/6 of 1% of the month-end notional value of Man-AHL 130’s AHL account (a 2% annual rate) – approximately equal to Man-AHL 130’s Net Asset Value – calculated and paid as of the end of each calendar month and a monthly incentive fee of 20% of any “new net profit,” as defined in the prospectus included in Man-AHL 130’s registration statement, attributable to Man-AHL 130’s AHL account.  Man-AHL 130 paid $851,887 in management fees and $1,156,176 in incentive fees to AHL for the year ended March 31, 2009.  Man Investments, an affiliate of the Managing Member which serves as the lead selling agent for Man-AHL 130, is entitled to a Client Servicing Fee equal to 1/12 of 1.25% of the Net Asset Value of the Class A Series 1 and Class B Series 1 Units at each month-end (a 1.25% annual rate), calculated monthly and paid quarterly in arrears.  Man-AHL 130 paid $63,873 in Client Servicing Fees to Man Investments for the year ended March 31, 2009.  The Client Servicing Fee is not charged against Class A Series 2 and Class B Series 2 Units, which are offered exclusively to (i) investors participating in selling agent asset-based or fixed-fee investment programs, or in investment advisors’ fee-based advisory programs, or (ii) direct institutional investors, including, but not limited to, certain tax-exempt employee benefit trusts, employee benefit plans, deferred compensation plans and individual retirement accounts that purchase Units through Man Investments Inc.  Man Investments Inc. is subject to the regulatory limitation that it not receive aggregate selling commissions (i.e., the Client Servicing Fee) in excess of 10% of the sale price of all Units.  The Managing Member expects that a significant majority of the Client Servicing Fee received by Man Investments Inc. will be paid on to unaffiliated selling agents assisting with the placement of the Units.  The Portfolio Company, through which the Man-Glenwood Funds access the Sub-Funds, pays Glenwood a management fee at a rate of 1.75% per annum of the aggregate value of the Portfolio Company’s outstanding interests, calculated monthly and paid quarterly, and the Man-Glenwood Funds each pay Glenwood a 0.25% per annum administrative fee, similarly calculated.  Man Investments Inc. receives an investor servicing fee of 0.50% of net assets per annum for the provision of investor services to the Man-Glenwood Funds, calculated monthly and paid quarterly.  The Managing Member’s interest in Man-AHL 130 showed an allocation of income of $522,100 for the year ended March 31, 2009.

Item 14.   Principal Accountant Fees and Services

(1)           Audit Fees

The aggregate fees for professional services rendered by Deloitte & Touche LLP in connection with the audit of Man-AHL 130’s financial statements and reviews of the financial statements included in the quarterly reports on Form 10-Q and in connection with the statutory and regulatory filings for the years ended March 31, 2008 and March 31, 2009 were approximately $130,000 and $133,500 respectively.

(2)           Audit-Related Fees

There were no fees for assurance and related services rendered by Deloitte & Touche LLP for the years ended March 31, 2008 and 2009.

(3)           Tax Fees

The aggregate fees for professional services rendered by Deloitte & Touche LLP for the benefit of Man-AHL 130 for the years ended March 31, 2008 and March 31, 2009 were approximately $30,000 and $24,800 respectively.

(4)           All Other Fees

None

(5)           Pre-Approval Policies

The board of directors of the Managing Member pre-approves the engagement of Man-AHL 130’s auditor for all services to be provided by the auditor.

PART IV

Item 15.   Exhibits and Financial Statement Schedules

(a)(1)   Financial Statements

The following are included with the Report of Independent Registered Public Accounting Firm dated June 29, 2009 a copy of which is filed herewith as Exhibit 13.01 :

Condensed Schedules of Investments (a)
Statements of Financial Condition (a)
Statements of Operations (a)
Statements of Changes in Members’ Equity (a)
Statements of Cash Flows (b)
Financial Highlights (b)
Notes to Financial Statements

(a) At March 31, 2009 and March 31, 2008
(b) For the years ended March 31, 2009 and 2008

(a)(2)   Financial Statement Schedules

All Schedules are omitted for the reason that they are not required or are not applicable because equivalent information has been included in the financial statements or the notes thereto.

(a)(3)   Exhibits as required by Item 601 of Regulation S-K

The following exhibits are included herewith.

Designation                      Description

13.01	Report of Independent Registered Public Accounting Firm

31.1	Rule 13a-14(a)/15d-14(a) Certification of Principal Executive Officer

31.2	Rule 13a-14(a)/15d-14(a) Certification of Principal Financial Officer

32.1	Section 1350 Certification of Principal Executive Officer

32.2	Section 1350 Certification of Principal Financial Officer

The following exhibit is incorporated by reference from the exhibit of the same number and description filed with Man-AHL 130’s Registration Statement (File No. 333-126172) filed on June 28, 2005 on Form S-1 under the Securities Act of 1933.

3.01(i)	Certificate of Formation of Registrant.

The following exhibit is incorporated by reference from the exhibits of the same number and description filed with Amendment No. 3 to Man-AHL 130’s Registration Statement (File No. 333-126172) filed on April 17, 2006 on Form S-1 under the Securities Act of 1933.

10.02	Form of Customer Agreement between the Registrant and Man Financial Inc. (now MF Global)

The following exhibit is incorporated by reference from the exhibits of the same number and description filed with Post-Effective Amendment No. 5 to Man-AHL 130’s Registration Statement (File No. 333-126172) filed November 29, 2006 on Form S-1 under the Securities Act of 1933.

10.01	Form of Administration Agreement between Man-AHL 130 and the Administrator.

The following exhibits are incorporated by reference from the exhibits of the same number and description filed with Post-Effective Amendment No. 6 to Man-AHL 130’s Registration Statement (File No. 333-126172) filed January 18, 2007 on Form S-1 under the Securities Act of 1933.

1.01	Form of General Distributor’s Agreement between the Registrant and Man Investments Inc.

10.02(a)	Addendum to the Form of Customer Agreement between the Registrant and Man Financial Inc. (now MF Global Inc.)

10.03	Form of Trading Advisory Agreement between Registrant and Man-AHL (USA) Ltd.

10.04	Form of Escrow Agreement among the Registrant, the Managing Member and the Escrow Agent.

The following exhibit is incorporated by reference from the exhibit of the same number and description filed with Post-Effective Amendment No. 1 to Man-AHL 130’s Registration Statement (File No. 333-126172) filed October 16, 2007 on Form S-1 under the Securities Act of 1933.

10.03(a)	Amendment to the Form of Trading Advisory Agreement between Registrant and Man-AHL (USA) Ltd.

The following exhibits are incorporated by reference from the exhibit of the same number and description filed with Post-Effective Amendment No. 2 to Man-AHL 130’s Registration Statement (File No. 333-126172) filed August 11, 2008 on Form S-1 under the Securities Act of 1933.

3.02	Limited Liability Company Agreement of the Registrant.
(amended)

10.05	form of Application and Power of Attorney

10.06	Form of Trading Advisory Agreement between the Registrant and Man Investments Limited.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the 29th day of June, 2009.

MAN-AHL 130, LLC

By:	Man Investments (USA) Corp., Managing Member

By:	/s/ Andrew Stewart
Andrew Stewart
President

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Managing Member of the Registrant in the capacities and on the date indicated.

Signature	Title with Managing Member	Date

/s/ Andrew Stewart	President and Director	June 29, 2009
Andrew Stewart	(Principal Executive Officer)

/s/ Alicia B. Derrah	Chief Financial Officer	June 29, 2009
Alicia B. Derrah	(Principal Financial and Accounting Officer)

(Being the principal executive officer, the principal financial officer and principal accounting officer, and a majority of the directors of Man Investments (USA) Corp.)

Man Investments (USA) Corp.
Managing Member of Registrant
June 29,2009

By /s/ Andrew Stewart
           Andrew Stewart
           President

Supplemental Information Furnished With Reports Filed Pursuant to Section 15(d) of the Act by Registrants Which Have Not Registered Securities Pursuant to Section 12 of the Act.

As of March 31, 2009 and as of the date hereof, Registrant has not sent any annual reports or proxy statements to security holders.

Exhibit 13.01

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of MAN-AHL 130, LLC:

We have audited the statements of financial condition of MAN-AHL 130, LLC (the “Company”), including the condensed schedules of investments, as of March 31, 2009 and 2008, and the related statements of operations, changes in members’ equity, cash flows, and the financial highlights for each of the two years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of MAN-AHL 130, LLC as of March 31, 2009 and 2008, and the results of its operations and its cash flows for each of the two years then ended, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the financial statements, the Company held investments valued at $10,146,374 (31.90% of the Company’s net assets) as of March 31, 2009, whose fair values have been estimated by management in the absence of readily determinable fair values. Management’s estimates are based on information provided by the underlying fund managers or managing members.

June 29, 2009

Man-AHL 130, LLC
Financial Statements

CONDENSED SCHEDULES OF INVESTMENTS (a)
STATEMENTS OF FINANCIAL CONDITION (a)
STATEMENTS OF OPERATIONS (b)
STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (b)
STATEMENTS OF CASH FLOWS (b)
FINANCIAL HIGHLIGHTS (b)
NOTES TO FINANCIAL STATEMENTS

(a)	At March 31, 2009 and March 31, 2008
(b)	For the years ended March 31, 2009 and 2008

MAN-AHL 130, LLC

CONDENSED SCHEDULES OF INVESTMENTS
AS OF MARCH 31, 2009 AND 2008
		2009			2008
			% of			% of
	Fair		Members'	Fair		Members'
	Value		Equity*	Value		Equity*
Futures Contracts — Long:
Agricultural	$ 9,983		0.03%	$ —		—%
Currency	(1,783)		(0.01)	153,351		0.75
Energy	(3,569)		(0.01)	83,205		0.41
Indices	(23,897)		(0.08)	—		—
Metals	(6,199)		(0.02)	—		—
Non-United States Bonds	278,519		0.88	241,290		1.18
United States Bonds	205,649		0.65	189,722		0.93
Other	—		—	1,910		0.01
Total Futures Contracts — Long	458,703		1.44	669,478		3.28

Futures Contracts — Short:
Agricultural	3,492		0.01	39,623		0.19
Currency	(11,841)		(0.04)	—		—
Energy	23,133		0.07	—		—
Indices	(10,774)		(0.03)	—		—
Metals	(69,852)		(0.22)	(23,940)		(0.12)
Non-United States Bonds	22,311		0.07	5,656		0.03
Other	(1,146)		0.00	4		0.00
Total Futures Contracts — Short	(44,677)		(0.14)	21,343		0.10

Forward Contracts — Long:
Australian Dollar	16,727		0.05	(13,044)		(0.06)
Brazilian Real	—		—	(26,632)		(0.13)
British Pound	(13,057)		(0.04)	(22,509)		(0.11)
Canadian Dollar	(4,149)		(0.01)	(14,614)		(0.07)
Czech Koruna	—		—	8,545		0.04
European Euro	(43,920)		(0.14)	29,520		0.14
Indian Rupee	1,660		0.01	—		—
Japanese Yen	(116,591)		(0.37)	—		—
Mexican Peso	6,522		0.02	11,766		0.06
Norwegian Krone	(7,086)		(0.02)	—		—
New Zealand Dollar	20,491		0.06	(16,287)		(0.08)
Polish Zloty	—		—	14,210		0.07
Singapore Dollar	1,889		0.01	6,843		0.04
South African Rand	19,951		0.06	—		—
South Korean Won	6,292		0.02	—		—
Swiss Franc	54,949		0.17	96,697		0.47
Turkish New Lira	1,925		0.01	—		—
Other	589		0.00	(4,074)		(0.02)
Total Forward Contracts — Long	(53,808)		(0.17)	70,421		0.35

1

MAN-AHL 130, LLC

CONDENSED SCHEDULES OF INVESTMENTS
AS OF MARCH 31, 2009 AND 2008
		2009			2008
			% of			% of
	Fair		Members'	Fair		Members'
	Value		Equity*	Value		Equity*
Forward Contracts — Short:
Australian Dollar	$ (7,729)		(0.02)%	$ 7,881		0.04%
Brazilian Real	(10,403)		(0.03)	16,317		0.08
British Pound	(44,547)		(0.14)	6,742		0.03
Canadian Dollar	(2,088)		(0.01)	7,362		0.04
Chilean Peso	(2,199)		(0.01)	—		—
Czech Koruna	4,457		0.01	—		—
European Euro	(136,536)		(0.43)	—		—
Hungarian Forint	(2,336)		(0.01)	—		—
Indian Rupee	(7,370)		(0.02)	—		—
Japanese Yen	71,326		0.22	—		—
Mexican Peso	(4,844)		(0.01)	(7,515)		(0.04)
New Taiwan Dollar	(5,729)		(0.02)	—		—
New Zealand Dollar	(53,993)		(0.17)	7,537		0.04
Norwegian Krone	(10,532)		(0.03)	1,129		0.01
Polish Zloty	(20,512)		(0.06)	(5,954)		(0.03)
Russian Ruble	(4,376)		(0.01)	—		—
Singapore Dollar	(9,955)		(0.03)	(4,912)		(0.03)
South African Rand	(44,075)		(0.14)	3,286		0.02
South Korean Won	(7,088)		(0.02)	—		—
Swiss Franc	(43,568)		(0.14)	(33,909)		(0.17)
Turkish New Lira	(11,054)		(0.03)	—		—
Other	985		0.00	591		0.00
Total Forward Contracts — Short	(352,166)		(1.10)	(1,445)		(0.01)

Net unrealized trading gains
on open derivative contracts	$ 8,052		0.03%	$ 759,797		3.72%

*Percentages are based on Members' Equity of $31,808,255 and $20,408,632 for March 31, 2009 and March 31, 2008, respectively.

See notes to financial statements.

2

MAN-AHL 130, LLC

STATEMENTS OF FINANCIAL CONDITION

	March 31, 2009	March 31, 2008

ASSETS:

Equity in commodity futures trading accounts:
Net unrealized trading gains on open derivatives contracts	$414,026	$759,797
Due from broker	2,645,663	944,647

Investment in Man-Glenwood Lexington, LLC,
at fair value (cost $6,490,273 and $5,839,245, respectively)	5,691,325	5,701,675
Investment in Man-Glenwood Lexington TEI, LLC,
at fair value (cost $4,837,500 and $0, respectively)	4,455,049	—
Cash and cash equivalents	19,860,608	13,883,114
Advance subscription to Man-Glenwood Lexington, LLC	—	238,357
Redemption receivable from Man-Glenwood Lexington, LLC	101,560	160,000
Expense reimbursement receivable	240,424	114,090
Interest receivable	171	5,773

TOTAL	$33,408,826	$21,807,453

LIABILITIES & MEMBERS' EQUITY:

Equity in forwards trading accounts:
Net unrealized trading losses on open derivatives contracts	$405,974	$—
Subscriptions received in advance	744,666	290,416
Redemption payable	156,281	—
Management fees payable	115,512	136,793
Client servicing fees payable	22,960	1,044
Incentive fees payable	—	598,100
Brokerage commission payable	—	98,588
Accrued professional fees payable	89,875	173,409
Accrued administrative fees payable	62,500	98,871
Other liabilities	2,803	1,600

Total liabilities	1,600,571	1,398,821

MEMBERS' EQUITY:

Class A Series 1 Members
(6,099.598 and 2,647.132 units outstanding, respectively)	802,089	348,997

Class A Series 2 Members
(126,703.991 and 150,751.032 units outstanding, respectively)	17,027,572	20,059,635

Class B Series 1 Members
(48,348.641 and 0 units outstanding, respectively)	6,379,233	—

Class B Series 2 Members
(56,356.575 and 0 units outstanding, respectively)	7,599,361	—

Total Members' equity	31,808,255	20,408,632

TOTAL	$33,408,826	$21,807,453

NET ASSET VALUE PER UNIT OUTSTANDING - CLASS A SERIES 1 MEMBERS	$131.50	$131.84

NET ASSET VALUE PER UNIT OUTSTANDING - CLASS A SERIES 2 MEMBERS	$134.39	$133.07

NET ASSET VALUE PER UNIT OUTSTANDING - CLASS B SERIES 1 MEMBERS	$131.94	$—

NET ASSET VALUE PER UNIT OUTSTANDING - CLASS B SERIES 2 MEMBERS	$134.84	$—

See notes to financial statements.

3

MAN-AHL 130, LLC
STATEMENTS OF OPERATIONS
	For the year ended	For the year ended
	March 31, 2009	March 31, 2008

INVESTMENT INCOME:
Interest income	$ 282,870	$ 398,431

EXPENSES:
Management fees	851,887	485,023
Incentive fees	1,156,176	1,249,061
Client servicing fees	63,873	2,088
Brokerage commissions	4,466	244,051
Professional fees	418,749	355,000
Administrative fees	150,000	173,871
Other	98,859	10,369

TOTAL EXPENSES	2,744,010	2,519,463

Less reimbursed expenses	(510,604)	(447,815)

Net expenses	2,233,406	2,071,648

NET INVESTMENT LOSS	(1,950,536)	(1,673,217)

NET REALIZED AND UNREALIZED GAINS (LOSSES) ON INVESTMENTS AND FOREIGN CURRENCY:

Net realized trading gains on closed derivatives contracts and foreign currency transactions	4,886,455	6,064,135
Net change in unrealized trading gains (losses) on open derivatives contracts and translation of assets and liabilities denominated in foreign currencies	(751,745)	759,797
Net realized losses on investment in Man-Glenwood Lexington, LLC	(236,769)	(4,513)
Net change in unrealized depreciation on investment in Man-Glenwood Lexington, LLC	(661,378)	(137,570)
Net change in unrealized depreciation on investment in Man-Glenwood Lexington TEI, LLC	(382,451)	—

NET REALIZED AND UNREALIZED GAINS (LOSSES) ON INVESTMENTS AND FOREIGN CURRENCY	2,854,112	6,681,849

Net income	$ 903,576	$ 5,008,632

Net income per unit outstanding - Class A Series 1	$ 1.20	$ 35.13

Net income per unit outstanding - Class A Series 2	$ 3.87	$ 33.05

Net income per unit outstanding - Class B Series 1	$ 4.56	$ —

Net income per unit outstanding - Class B Series 2	$ 4.17	$ —

See notes to financial statements.

4

MAN-AHL 130, LLC

STATEMENTS OF CHANGES IN MEMBERS' EQUITY

FOR THE PERIOD ENDED MARCH 31, 2009

	CLASS A SERIES 1		CLASS A SERIES 2		CLASS B SERIES 1*		CLASS B SERIES 2*		TOTAL

	Amount	Units	Amount	Units	Amount	Units	Amount	Units	Amount	Units

Members' equity at April 1, 2008	$348,997	2,647.132	$20,059,635	150,751.032	$—	—	$—	—	$20,408,632	153,398.164

Subscriptions	510,400	3,920.343	1,230,416	9,550.477	6,269,230	48,652.040	7,648,318	58,076.647	15,658,364	120,199.507

Redemptions	(63,818)	(467.877)	(4,838,643)	(33,597.518)	(40,030)	(303.399)	(219,826)	(1,720.072)	(5,162,317)	(36,088.866)

Net income	6,510	—	576,164	—	150,033	—	170,869	—	903,576	—

Members' equity at March 31, 2009	$802,089	6,099.598	$17,027,572	126,703.991	$6,379,233	48,348.641	$7,599,361	56,356.575	$31,808,255	237,508.805

NET ASSET VALUE PER UNIT OUTSTANDING AT MARCH 31, 2009	$131.50		$134.39		$131.94		$134.84

FOR THE PERIOD ENDED MARCH 31, 2008

	CLASS A SERIES 1**		CLASS A SERIES 2**		CLASS B SERIES 1		CLASS B SERIES 2		TOTAL

	Amount	Units	Amount	Units	Amount	Units	Amount	Units	Amount	Units

Member's equity at April 1, 2007	$—	—	$10,000	—	$—	—	$—	—	$10,000	—

Subscriptions	300,000	2,647.132	15,090,000	150,751.032	—	—	—	—	15,390,000	153,398.164

Redemptions	—	—	—	—	—	—	—	—	—	—

Net income	48,997	—	4,959,635	—	—	—	—	—	5,008,632	—

Members' equity at March 31, 2008	$348,997	2,647.132	$20,059,635	150,751.032	$—	—	$—	—	$20,408,632	153,398.164

NET ASSET VALUE PER UNIT OUTSTANDING AT MARCH 31, 2008	$131.84		$133.07		$—		$—

* Class B Series 1 and Class B Series 2 commenced trading on April 1, 2008.
** Class A Series 1 and Class A Series 2 commenced trading on July 1, 2007 and April 2, 2007, respectively.
See notes to financial statements.

5

MAN-AHL 130, LLC

STATEMENTS OF CASH FLOWS

	For the year ended	For the year ended
	March 31, 2009	March 31, 2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$ 903,576	$ 5,008,632

Adjustments to reconcile net income to
net cash used in operating activities:
Net change in unrealized trading (gains) losses on open
derivative contracts and translation of assets and liabilities
denominated in foreign currencies	751,745	(759,797)
Purchase of investment in Man-Glenwood Lexington, LLC	(2,222,000)	(6,764,793)
Sale of investment in Man-Glenwood Lexington, LLC	1,631,000	522,678
Purchase of investment in Man-Glenwood Lexington TEI, LLC	(4,837,500)	—
Net realized losses on investment in Man-Glenwood Lexington, LLC	236,769	4,513
Net change in unrealized depreciation
on investment in Man-Glenwood Lexington, LLC	661,378	137,570
Net change in unrealized depreciation on investment in
Man-Glenwood Lexington TEI, LLC	382,451	—
Changes in:
Due from broker	(1,701,016)	(944,647)
Expense reimbursement receivable	(126,334)	(114,090)
Interest receivable	5,602	(5,773)
Management fees payable	(21,281)	136,793
Incentive fees payable	(598,100)	598,100
Brokerage commissions payable	(98,588)	98,588
Accrued professional fees payable	(83,534)	173,409
Accrued administrative fees payable	(36,371)	98,871
Client servicing fees payable	21,916	1,044
Other liabilities	1,203	1,600

Net cash used in operating activities	(5,129,084)	(1,807,302)

FINANCING ACTIVITIES:
Capital subscriptions	16,112,614	15,680,416
Captial redemptions	(5,006,036)	—

Net cash provided by financing activities	11,106,578	15,680,416

NET INCREASE IN CASH AND CASH EQUIVALENTS	5,977,494	13,873,114

CASH AND CASH EQUIVALENTS - Beginning of year	13,883,114	10,000

CASH AND CASH EQUIVALENTS - End of year	$ 19,860,608	$ 13,883,114

See notes to financial statements.

6

MAN-AHL 130, LLC

FINANCIAL HIGHLIGHTS

FOR THE YEAR ENDED MARCH 31, 2009

	Class A		Class A		Class B		Class B
	Series 1		Series 2		Series 1*		Series 2*

Net asset value, beginning of period	$ 131.84		$ 133.07		$ 131.84		$ 133.07
Net realized and unrealized gains on investments and foreign currency	14.38		14.64		15.17		15.15
Net investment loss (1)	(14.72)		(13.32)		(15.07)		(13.38)
Total from operations	(0.34)		1.32		0.10		1.77

Net asset value, end of period	$ 131.50		$ 134.39		$ 131.94		$ 134.84

Net assets, end of period	$ 802,089		$ 17,027,572		$ 6,379,233		$ 7,599,361

Ratio of investment loss to average net assets	(7.38)%	(3)	(6.14)%	(3)	(7.50)%	(3)	(6.16)%	(3)

Ratio of expenses to average net assets (excluding incentive fee)	4.54%		3.32%		4.54%		3.30%
Incentive fee	3.73%		3.80%		3.77%		3.69%
Ratio of net expenses to average net assets	8.27%	(3)	7.12%	(3)	8.31%	(3)	6.99%	(3)

Total return (prior to incentive fee)	3.49%		4.81%		3.91%		5.10%
Incentive fee	(3.75)%		(3.82)%		(3.83)%		(3.77)%
Total return	(0.26)%		0.99%		0.08%		1.33%

FOR THE PERIOD ENDED MARCH 31, 2008

	Class A		Class A		Class B		Class B
	Series 1**		Series 2**		Series 1		Series 2

Net asset value, beginning of period	$ 112.32		$ 100.00		$ —		$ —
Net realized and unrealized gains on investments and foreign currency	42.04		52.33		—		—
Net investment loss (1)	(22.52)		(19.26)		—		—
Total from operations	19.52		33.07		—		—

Net asset value, end of period	$ 131.84		$ 133.07		$ —		$ —

Net assets, end of period	$ 348,997		$ 20,059,635		$ —		$ —

Ratio of investment loss to average net assets	(9.22)%	(2)(4)	(9.47)%	(2)(4)	—%		—%

Ratio of expenses to average net assets (excluding incentive fee)	5.55%	(4)	4.65%	(4)	—%		—%
Incentive fee	5.62%		7.08%		—%		—%
Ratio of expenses to average net assets	11.17%	(2)	11.73%	(2)	—%		—%

Total return (prior to incentive fee)	25.46%		41.31%		—%		—%
Incentive fee	(8.08)%		(8.24)%		—%		—%
Total return	17.38%		33.07%		—%		—%

*Class B Series 1 and Class B Series 2 commenced trading on April 1, 2008.
** Class A Series 1 and Class A Series 2 commenced trading on July 1, 2007 and April 2, 2007, respectively.
(1) Includes incentive fee.
(2) If expenses had not been contractually reimbursed by the Adviser, the ratios of net investment loss and expenses to average net assets would be
(11.62)% and 13.57%, respectively for Class A Series 1 and (12.02)% and 14.29%, respectively for Class A Series 2.
(3) If expenses had not been contractually reimbursed by the Adviser, the ratios of net investment loss and expenses to average net assets would be
(9.09)% and 9.98%, respectively for Class A Series 1, (7.75)% and 8.73%, respectively for Class A Series 2, (9.29)% and 10.10%, respectively for
Class B Series 1, and (7.94)% and 8.77%, respectively for Class B Series 2.
(4) Annualized for periods less than a year.

See notes to financial statements.

7

MAN-AHL 130, LLC
(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS FOR THE YEARS ENDED MARCH 31, 2009 AND 2008

1.	ORGANIZATION

Man-AHL 130, LLC (the “Company”) is a limited liability company organized under the laws of Delaware and is structured as a managed futures product which offers investors enhanced yield and diversification benefits. The Company was formed on April 14, 2005 and funded with an initial $10,000 investment from its managing member, Man Investments (USA) Corp. (“MI USA” or the “Managing Member”), a Delaware corporation, on May 10, 2005.  The Company commenced trading on April 2, 2007 and operates as a commodity investment pool.

On June 28, 2005, the Company filed a registration statement under the Securities Act of 1933 (the “1933 Act”), which registration statement was subsequently amended.  On February 1, 2007, the Company’s registration statement was declared effective by the Securities and Exchange Commission (the “SEC”).

Beginning July 1, 2007, Class A Series 1 units were issued at the current net asset value of Managing Member units of $112.32.  The Managing Member’s investment was designated as Class A Series 2 upon commencement of trading.  On April 1, 2008, the Company issued 12,832.453 units of Class B Series 1 at $131.84 per unit and 20,814.930 units of Class B Series 2 at $133.07 per Unit.  Class A and Class B units have substantially identical trading portfolios except that Class A units are offered to taxable investors and invest in Man-Glenwood Lexington, LLC (“MGL”), a registered investment company, and Class B units are offered to tax-exempt investors and invest in Man-Glenwood Lexington TEI, LLC (“TEI”), a registered investment company.

The Company invests the majority of its capital into a managed futures program (the “AHL Diversified Program”). The Company’s objective in investing in the AHL Diversified Program is to recognize substantial profits while achieving diversification, as this program has had historically low correlation to traditional stock and bond portfolios.  Additionally, the Company invests approximately thirty percent of its Class A share capital in MGL and thirty percent of its Class B share capital in TEI.

MI USA is registered with the Commodity Futures Trading Commission (the “CFTC”) as a commodity pool operator and is a member of the National Futures Association (the “NFA”). Man-AHL (USA) Limited, a limited liability company incorporated in the United Kingdom, manages the AHL Diversified Program.  Man-AHL (USA) Limited is an affiliate of the Managing Member.  Both MI USA and Man-AHL (USA) Limited are subsidiaries of Man Group plc.  Man-AHL (USA) Limited is registered with the CFTC as a commodity trading adviser, and is a member of the NFA, in addition to registration with the Financial Services Authority in the United Kingdom.  The Company executes its futures trades through MF Global Inc. (“MFG”), formerly known as Man Financial Inc. (“Man”) and Credit Suisse Sydney Branch (“Credit Suisse Sydney”).  In addition, the Royal Bank of Scotland (“RBS”) serves as the Company’s foreign exchange contracts prime broker.  On April 21, 2008, the Company engaged Man Investments Limited, a company organized under the Laws of the United Kingdom, to manage the foreign currency forward component of the AHL Diversified Program, at no additional cost to the Company.  The personnel of Man Investments Limited responsible for implementing the foreign currency forwards trading component of the AHL Diversified Program on behalf of the Company are the same as those of Man-AHL (USA) Limited who implement the AHL Diversified Program.

8

Glenwood Capital Investments, LLC (“GCI”) acts as the investment adviser to MGL and TEI. GCI is an Illinois limited liability company and is registered with the CFTC as a commodity pool operator and with the SEC as an investment adviser. GCI is an affiliate of the Managing Member and Man-AHL (USA) Limited, and is a subsidiary of Man Group plc.

MGL and TEI achieve their investment objective through an investment in Man-Glenwood Lexington Associates Portfolio, LLC (the “Portfolio Company” or “MGLAP”), which allocates its capital among a series of underlying funds.  GCI acts as an investment adviser to the Portfolio Company in addition to the services it provides to MGL and TEI.

SEI Global Services Inc. (“SEI”) acts as the Company’s fund accounting agent, transfer agent and registrar.

2.	SIGNIFICANT ACCOUNTING POLICIES

The accompanying financial statements are prepared in accordance with accounting principles generally accepted in the United States of America. The following are significant accounting policies adopted by the Company.

Use of Estimates — The preparation of financial statements requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the period. Actual results could differ from those estimates.

Investment in Man-Glenwood Lexington, LLC, and Man-Glenwood Lexington TEI, LLC — The Company values its investments in MGL and TEI at their net asset value, which approximates fair value, as provided by MGL and TEI, respectively.  MGL and TEI invest all or substantially all of their investable assets through an investment in MGLAP.  MGL and TEI value their investments in MGLAP at their pro rata interest in the net assets of that entity.  Investments held by MGLAP are limited partnerships and other pooled vehicles (collectively, the “investment funds”) and are valued at fair value.  The fair value of certain of the investments in the underlying investment funds, which may include private placements and other securities for which values are not readily available, are determined in good faith by the investment advisers of the respective underlying investment funds and are evaluated by the Managing Member and adjusted, if appropriate, to reflect fair value.  The fair values may differ significantly from the values that would have been used had a ready market existed for these investments, and these differences could be material.  Net asset valuations are provided monthly or quarterly by these investment funds.  Distributions received by MGLAP, which are identified by the underlying investment funds as a return of capital, whether in the form of cash or securities, are applied as a reduction of the investment’s carrying value.

The Company pays MGL and TEI approximately 3% per annum of its investment balance for management, investor servicing and administrative fees.  These fees are directly from the Company’s investment balance and, therefore, included in net realized gain (loss) or net change in unrealized appreciation in the statement of operations.  As of January 1, 2009, such fees and expenses were reduced to approximately 2.25% per annum of the aggregate value of Man-AHL 130’s investment in MGL and TEI.

9

Derivative Contracts — The Company enters into derivative contracts (“derivatives”) for trading purposes. Derivatives traded by the Company include futures contracts and forward contracts. The Company records derivatives at fair value. Futures contracts, which are traded on a national exchange, are valued at the settlement price as of the valuation day, or if no sale occurred on such day, at the settlement price on the most recent date on which a sale occurred. Forward contracts, which are not traded on a national exchange, are valued at fair value using current market quotations provided by brokers.

Realized and unrealized changes in fair values are included in realized and unrealized gains and losses on investments and foreign currency transactions in the statements of operations. All trading activities are accounted for on a trade-date basis.

Cash and cash equivalents – Cash and cash equivalents include cash and short-term interest bearing money market instruments with original maturities of 90 days or less, held with JPMorgan Chase, N.A.

Interest income and expenses – Interest income and expenses are recorded on an accrual basis.

Due from broker – Due from broker represents cash required to meet margin requirements and excess funds not required for margin due from MFG, Credit Suisse Sydney, and RBS.  Amounts due from brokers include cash held at brokers and cash posted as collateral. Included in due from broker on the statement of financial condition is $661,652 of cash restricted as collateral held.

Brokerage commission expense – Brokerage commission expense on futures and forward contracts is recognized in the period of the transaction and is reflected on the statements of operations.  Brokerage commissions represent the cost of the transactions and are capped at 3% of the Company’s average month-end net asset value per annum.  For the years ended March 31, 2009 and March 31, 2008, respectively, the Company paid $4,466 and $244,051 in commissions, which represents the cost of the transactions.

Foreign currency – All assets and liabilities of the Company denominated in foreign currencies are translated into U.S. dollar amounts at the mean between the bid and ask market rates for such currencies on the date of valuation. Purchases and sales of foreign investments are converted at the prevailing rate of exchange on the respective date of such transactions. The Company does not isolate that portion of the results of operations resulting from changes in foreign exchange rates on investments from the fluctuations arising from changes in the fair value of investments held. Such fluctuations are included with the net realized and unrealized gains or losses from investments.

Net realized foreign exchange gains or losses arise from sales of foreign currencies, currency gains, or losses realized between the trade and settlement dates on securities transactions, and the difference between the amounts of interest recorded on the Company’s books and the U.S. dollar equivalent of the amounts actually received or paid. Net unrealized foreign exchange gains and losses arise from changes in the fair value of assets and liabilities, other than investments in securities at year end, resulting from changes in exchange rates.

Calculation of Net Income Per Unit – The Company’s net income or loss is allocated monthly on a pro-rata basis over the number of units outstanding at the beginning of each month.  The net income per unit outstanding on the statements of operations is based on the weighted average units outstanding for the period.

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Expenses — The Company is responsible for paying its own operating expenses, including professional fees, administrative fees and custody fees.  Operating expenses in excess of 0.50% per annum of each month-end net asset values will be reimbursed by the Managing Member or an affiliate for the first 24 months of the Company’s operations.

The Company pays MI USA a management fee at the rate of 0.75% per annum on the month-end net asset value of all outstanding units determined as of the end of each month (before the redemption of any units) and payable quarterly in arrears. The Company pays Man-AHL (USA) Limited a management fee of 2% per annum on the notional value of Company’s allocation to the AHL Diversified Program (the “AHL Account”), which approximates the Company’s net asset value, calculated and paid monthly. In addition, Man-AHL (USA) Limited is entitled to a monthly incentive fee of 20% of any “new net profits” attributable to the net asset value of the AHL Account, subject to a “high water mark.”

Class A Series 1 and Class B Series 1 units are subject to a 1.25% per annum Client Servicing Fee payable to Man Investments, Inc., calculated monthly and paid quarterly in arrears, on the month-end net asset value of Class A Series 1 and Class B Series 1 units, respectively, subject to a maximum aggregate commission receipt to Man Investments, Inc. of 10% of the subscription price of all units.  Class A Series 2 and Class B Series 2 are not charged a Client Servicing Fee.

3.	DERIVATIVE FINANCIAL INSTRUMENTS AND CONCENTRATIONS OF CREDIT RISK

The Company trades derivative financial instruments that involve varying degrees of market and credit risk. Market risks may arise from unfavorable changes in interest rates, foreign exchange rates, or the market values of the instruments underlying the contracts. All contracts are stated at fair value, and changes in those values are reflected in the net change in unrealized gains (losses) on open contracts in the statements of operations.

Credit risk arises from the potential inability of counterparties to perform in accordance with the terms of the contract. The credit risk from counterparty nonperformance associated with these instruments is the net unrealized gain, if any, included in the statements of financial condition. Forward contracts are entered into on an arm’s-length basis with RBS.  Estimated credit risk with regard to forward contracts is estimated at $0 and $68,976 as of March 31, 2009 and March 31, 2008, respectively.

For exchange-traded contracts, the clearing organization functions as the counterparty of specific transactions and, therefore, bears the risk of delivery to and from counterparties to specific positions which mitigates the credit risk of these contracts. The Company trades in exchange-traded futures contracts on various underlying commodities, foreign currencies, and financial instruments, as well as forward contracts on foreign currencies.  Fair values of futures and forward contracts are reflected net by counterparty or clearing broker in the statements of financial condition.

The Company’s funds held by, and cleared through, MFG and Credit Suisse Sydney are required to be held in segregated accounts under rules of the CFTC. These funds are used to meet minimum margin requirements for all of the Company’s open futures positions as set by the exchange where each contract is traded. These requirements are adjusted, as needed, due to daily fluctuations in the values of the underlying positions. Certain positions may be liquidated, if necessary, to satisfy resulting changes in margin requirements.

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The Company may have indirect exposure to derivative financial instruments that arise from the investment in MGL and TEI and through positions held by other investment funds in which MGL and TEI invests. However, as a limited partner, the Company’s risk is limited to the current value of its investment, which is reflected in the statements of financial condition.

4.	INCOME TAXES

The Company is treated as a partnership for tax purposes and therefore is not subject to Federal, state or local income taxes.  As such, members are individually liable for the taxes on their share of the Company’s taxable income and no provision for income taxes is included in the accompanying financial statements.  The 2007 and 2008 tax years remain subject to examination by Federal and State jurisdictions, including those States where investors reside or States where the Company is subject to other filing requirements.

5.	CAPITAL STRUCTURE

Units are offered on the first day of each month. Redemptions are accepted quarterly, with a 45-day notice period. No more than 15% of the Company’s total outstanding units may be redeemed as of any given calendar quarter-end. If quarter-end redemptions are requested for more than 15% of the Company’s total then outstanding units, each redemption request will be pro rated so that no more than 15% of the Company’s total then outstanding units are redeemed. In the event that the Company receives redemption requests in excess of such 15% limitation for eight consecutive quarters, the Company will cease its trading and investment activities and will terminate as promptly as possible.

Details of the number of units issued, redeemed and outstanding for the years ended March 31, 2009 and 2008 are as follows:

	For the year ended
	March 31, 2009
	Class A	Class A	Class B	Class B
	Series 1	Series 2	Series 1	Series 2

Beginning units	2,647.132	150,751.032	—	—
Units issued	3,920.343	9,550.477	48,652.040	58,076.647
Units redeemed	(467.877)	(33,597.518)	(303.399)	(1,720.072)
Ending units	6,099.598	126,703.991	48,348.641	56,356.575

	For the year ended
	March 31, 2008
	Class A	Class A	Class B	Class B
	Series 1	Series 2	Series 1	Series 2

Beginning units	—	—	—	—
Units issued	2,647.132	150,751.032	—	—
Units redeemed	—	—	—	—
Ending units	2,647.132	150,751.032	—	—

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6.   FAIR VALUE MEASUREMENTS

Effective April 1, 2008, the Company adopted the provisions of the Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. The adoption of SFAS 157 had no impact on the net assets of the Company.

The Company segregates its investments into three levels based upon the inputs used to derive the fair value. “Level 1” investments use inputs from unadjusted quoted prices from active markets. “Level 2” investments reflect inputs other than quoted prices, but use observable market data. “Level 3” investments are valued using unobservable inputs. These unobservable inputs for “Level 3” investments reflect the Company’s assumption about the assumptions market participants would use in pricing the investments.

		Fair Value Measurements

		Quoted Prices in	Significant Other	Significant Other
		Active Markets for	Observable	Unobservable
	Value as of	Identical Assets	Inputs	Inputs
Description	March 31, 2009	(Level 1)	(Level 2)	(Level 3)

Net unrealized trading gains on open futures contracts	$ 414,026	$ 414,026	$ —	$ —

Net unrealized trading losses on open forward contracts	(405,974)	—	(405,974)	—

Investment in Man-Glenwood Lexington, LLC	5,691,325	—	—	5,691,325

Investment in Man-Glenwood Lexington TEI, LLC	4,455,049	—	—	4,455,049

Cash Equivalents	18,983,921	18,983,921	—	—

Total	$29,138,347	$19,397,947	$(405,974)	$10,146,374

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The following is a reconciliation of the investments in which significant unobservable inputs     (Level 3) were used in determining fair value (see Note 2):

	For the		For the
Man-Glenwood	year ended	Man-Glenwood	year ended
Lexington, LLC	March 31, 2009	Lexington TEI , LLC	March 31, 2009

Beginning Balance as of 4/1/08	$ 5,701,675	Beginning Balance as of 4/1/08	$ —
Realized loss	(236,769)	Realized loss	—
Change in unrealized depreciation	(661,378)	Change in unrealized depreciation	(382,451)
Net purchase/sales	887,797	Net purchase/sales	4,837,500
Net transfers in and/or out of Level 3	—	Net transfers in and/or out of Level 3	—
Ending Balance as of 3/31/09	$ 5,691,325	Ending Balance as of 3/31/09	$ 4,455,049

Changes in unrealized gains (losses) included in earnings related to investments still held at reporting date	$ (661,378)	Changes in unrealized gains (losses) included in earnings related to investments still held at reporting date	$ (382,451)

7.      RECENT ACCOUNTING PRONOUNCEMENTS

Statement of Financial Accounting Standards No. 161 (“SFAS 161”), Disclosures about Derivative Instruments and Hedging Activities was issued on March 19, 2008.  SFAS 161 expands the disclosures required by Statement of Financial Accounting Standards No. 133, Accounting for Derivatives and Hedging Activities about an entity’s derivative instruments and hedging activities.  SFAS 161 is effective for fiscal years and interim periods beginning after November 15, 2008. The Company is currently evaluating the provisions of SFAS 161 and their impact on the Company’s financial statements.

8.      SUBSEQUENT EVENTS

Effective April 1, 2009, operating expenses in excess of 0.50% per annum of net asset value will no longer be reimbursed by the Managing Member.

Effective April 15, 2009, the Partnership began utilizing JPMorgan Chase, N.A. to clear a portion of its forward contracts.

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MAN-AHL 130, LLC
AFFIRMATION OF MAN INVESTMENTS (USA) CORP

To the best of my knowledge and belief, the information contained in the above report is accurate and complete.

/s/ Alicia B. Derrah
Chief Financial Officer
Man Investments ( USA) Corp,  Commodity Pool Operator of Man AHL 130, LLC